Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is entered into this 26th day of January, 2017, by and between Ingredion Incorporated, a Delaware corporation (“Sublandlord”) and Viveve Medical, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A.     Sublandlord is the tenant of the premises commonly known and described as 345 Inverness Drive South, Building B, Suite 200, Englewood, Colorado 80112 (the “Premises”), pursuant to a Lease of Space dated March 5, 2014, by and between Hines REIT 345 Inverness Drive, LLC, a Delaware limited liability company as landlord and Penford Corporation, a Washington corporation, as tenant, as such Lease of Space was assumed by Sublandlord pursuant to an Assumption of Lease With Landlord Consent dated December 3, 2015 (collectively, the “Master Lease”). A complete copy of the Master Lease is attached hereto as Exhibit A. Capitalized terms used herein which are not defined herein shall have the meanings ascribed to them in the Master Lease.

B.     The current owner of the Premises is Inverness LL, LLC, a Delaware limited liability company (“Master Landlord”).

C.     Subtenant wishes to sublease a portion of the Premises from Sublandlord, and Sublandlord is willing to sublease said portion of the Premises to Subtenant upon the terms and conditions contained herein.

COVENANTS AND AGREEMENTS

In consideration of the premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Sublease of Premises. Sublandlord hereby subleases to Subtenant, and Subtenant subleases from Sublandlord, a portion of the Premises, consisting of 12,342 rentable square feet as generally depicted on Exhibit B attached hereto and incorporated herein (the “Subleased Premises”); provided, however, such calculation is subject to remeasurement following completion of the Subtenant Improvements.

2.     Term. The term of the Sublease shall commence upon the earlier to occur of: (a) one hundred twenty (120) days after Sublandlord delivers possession of the Subleased Premises to Subtenant; or (b) upon substantial completion of the Subtenant Improvements (the “Commencement Date”) and shall expire on that date that is thirty-six (36) months from the Commencement Date (the “Expiration Date”), unless sooner terminated as hereinafter provided or by operation of law (the “Term”). Notwithstanding anything contained herein to the contrary, if the Commencement Date occurs on a day other than the first day of a month, the Term shall be measured from the first day of the month following the month in which the Commencement Date occurs and the Expiration Date shall be extended by the number of days between the Commencement Date and the first day of the month following the Commencement Date. Subtenant shall execute a confirmation of the Commencement Date, Expiration Date and other matters in such form as Sublandlord may reasonably request within ten (10) days after requested (but nothing herein shall require Sublandlord to so request); any failure to respond within such time shall be deemed an acceptance of the matters as set forth in Sublandlord’s confirmation.

3.     Rent. Subtenant shall pay Sublandlord gross rent for the full Term of the Sublease in monthly installments as follows:

Period	Annual Rate Per Square Foot	Monthly Gross Rent
Commencement Date – Lease Year 1	$20.50	$21,084.25
Lease Year 2	$21.12	$21,721.92
Lease Year 3	$21.75	$22,369.88

The Rent during the Term shall be paid on the first day of each month at Sublandlord’s office at the following location: Ingredion Incorporated, 12981 Collections Center Drive, Chicago, Illinois 60693 or at such other location as Sublandlord shall designate in a written notice to Subtenant. If the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Rent and any other amounts payable on a monthly basis shall be prorated on a per diem basis for such partial calendar months. “Lease Year” shall be a period of twelve (12) consecutive full calendar months commencing on the same date as the Commencement Date if the Commencement Date shall occur on the first day of a calendar month; if not, then the Lease Year shall commence upon the first day of the calendar month next following the Commencement Date. There shall be no pass through of Basic Rent or Additional Rent as set forth in the Master Lease.

Notwithstanding other remedies contained herein, if any payment of Rent is made more than five (5) business days from when due and Subtenant has received written notice from Sublandlord, a late payment charge of five percent (5%) of the past due amount shall immediately become due and payable in addition to the amount otherwise owed.

4.     Security Deposit. Upon execution of this Sublease, Subtenant shall deposit a security deposit in the amount of $21,717.00 with Sublandlord. If Subtenant is in default, Sublandlord can use the security deposit or any portion of it to cure the default or to compensate Sublandlord for any damages sustained by Sublandlord resulting from Subtenant’s default. Upon demand, Subtenant shall immediately pay to Sublandlord a sum equal to the portion of the security deposit expended or applied by Sublandlord to restore the security deposit to its full amount. In no event will Subtenant have the right to apply any part of the security deposit to any Rent or other sums due under this Sublease or the Master Lease. If Subtenant is not in default at the expiration or termination of this Sublease, Sublandlord shall return the security deposit to Subtenant within forty-five (45) days after the expiration of the Sublease. Sublandlord’s obligations with respect to the deposit are those of a debtor and not of a trustee, and Sublandlord can commingle the security deposit with Sublandlord’s general funds. Sublandlord shall not be required to pay Subtenant interest on the deposit. Sublandlord shall be entitled to immediately endorse and cash Subtenant’s prepaid deposit; however, such endorsement and cashing shall not constitute Sublandlord’s acceptance of this Sublease. In the event Master Landlord or Sublandlord does not accept this Sublease, Sublandlord shall return said prepaid deposit.

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5.     Parking. Subtenant shall be entitled, subject to all provisions contained in Section 14.18 of the Master Lease, to 74 unassigned parking spaces (based upon 6.0 unassigned parking spaces per 1,000 square feet of Floor Area).

6.     Subtenant Improvements.

a.     Improvement Allowance. Sublandlord shall make an allowance of $88,030.00 (“Improvement Allowance”) available to Subtenant for the purpose of performing improvements to the Subleased Premises (“Subtenant Improvements”). The Improvement Allowance may be used for all reasonable hard and soft costs associated with the design, engineering, permitting and construction of the Subleased Premises. Any Improvement Allowance not utilized as provided above within six (6) months after the date of mutual execution of the Sublease shall be forfeited by Subtenant.

b.     Payment of Improvement Allowance.

i.     The Improvement Allowance shall be funded to Subtenant within thirty (30) days following completion of the Subtenant Improvements and Sublandlord’s receipt of Subtenant’s written draw request accompanied by the following documents: (a) final lien waivers from Subtenant’s general contractor and all subcontractors whose work is the subject of such draw request (subject only to the receipt of payment therefor), or unconditional final lien waivers from such contractors with respect to any work the non-payment for which will give rise to a statutory mechanic’s lien under applicable law, or if the waivers are conditioned on payment of the amount so waived, proof reasonable to Sublandlord that the proper amount has been received by the waiving party; (b) application for payment and sworn statement of Subtenant’s general contractor substantially in the form of AIA Document G702, or in the case of any work not performed by or under the general contractor, such other documentation (including, without limitation, copies of invoices, contracts and reasonable evidence of payment, including cancelled checks) reasonably substantiating the charges of the applicable vendors, contractors or design service providers; and (c) a certificate of occupancy (or its equivalent) from the City of Englewood, Colorado for the Tenant Improvements. If the Improvement Allowance is not received within sixty (60) days of receiving the above outlined information, a late payment charge of five percent (5%) shall immediately become due and payable in addition to the Improvement Allowance owed. The Improvement Allowance owed and late payment charge may be applied to monthly Rent due under this Sublease.

ii.     If the total cost of the Subtenant Improvements exceeds the Improvement Allowance, then Subtenant shall pay all such excess costs and Subtenant agrees to keep the Subleased Premises, the Building and the Land free from any liens arising out of the non-payment of such costs. Except as otherwise expressly provided herein, all costs of the Subtenant Improvements in excess of the Improvement Allowance including changes requested by Subtenant and approved by Sublandlord to the extent such changes increase the cost of the Subtenant Improvements in excess of the Improvement Allowance (collectively, “Cost Overruns”) shall be paid by Subtenant directly to Subtenant’s contractors as and when the same are due. If there are any Cost Overruns, then, with Subtenant’s request for payment of the Improvement Allowance by Sublandlord, Subtenant shall provide Sublandlord with reasonable proof of payment to Subtenant’s contractors (e.g., copies of invoices and cancelled checks, but not invoices marked “paid” or “paid invoices”) of the Cost Overruns.

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c.     Construction Process. Subject to new Building standards and Sublandlord’s and Master Landlord’s reasonable approval, Subtenant shall control its own construction and contractor selection with respect to the non-core areas on the floor. Except as expressly provided to the contrary herein, Subtenant’s construction of the Subtenant Improvements shall be subject to all applicable provisions of the Sublease and Master Lease regarding alterations or improvements to the Subleased Premises, including without limitation the provisions contained in Section 8.12 of the Master Lease. Subtenant shall submit Subtenant’s plans and specifications for the construction of the Subleased Premises to both Sublandlord and Master Landlord for approval. Sublandlord shall approve Subtenant’s plans and specifications for the construction of the Subleased Premises, or provide written comments thereto, within five (5) business days of receipt for improvements that are nonstructural in nature, and within fifteen (15) days for improvements that involve structural work. Sublandlord acknowledges that Subtenant has retained Kris Belter of Intergroup Architects contracted through A&B Builders Inc. as Subtenant’s architect (“Subtenant’s Architect”) for preparation of construction drawings.

d.     As-Builts. Within sixty (60) days after completion of the Subtenant Improvements, Subtenant will provide to Sublandlord a copy of the CADD file containing the as-builts of the Subtenant Improvements, including Mechanical/Electrical/Plumbing (MEP) CADD files.

e.     Insurance. Subtenant’s general contractor shall carry the following insurance coverage: (i) commercial liability insurance (occurrence based) insuring against any liability occurring in or about the Subleased Premises, including protection against death, personal injury and property damage, with a single limit of not less than of Two Million Dollars and No/100 ($2,000,000.00); (ii) builder’s risk insurance covering the replacement value of the Subtenant Improvements; and (iii) worker’s compensation insurance to the applicable statutory limit, if any. Such insurance shall expressly insure Subtenant, Sublandlord and Master Landlord all as additional insured and shall contain an endorsement requiring at least thirty (30) days prior written notice of cancellation to Sublandlord before cancellation or change in coverage, scope or amount of any policy. Prior to commencement of the Subtenant Improvements, Subtenant shall provide Sublandlord with certificate(s) of insurance evidencing all required insurance coverage.

7.	Option to Extend.

a.     Subtenant shall have an option to extend the Term of this Sublease (“Option to Extend”) for two (2) additional periods of one (1) Lease Year (“Extension Period”) on the same terms and conditions in effect under this Sublease immediately prior to the Extension Period, except that Subtenant shall have no further right to extend and the monthly Rent shall be adjusted to $22.40/SF for the first Extension Period and $23.07/SF for the second Extension Period. The Option to Extend may be exercised only by giving Sublandlord irrevocable and unconditional written notice thereof no later than six (6) months prior to the commencement of the Extension Period. Said exercise shall, at Sublandlord’s election, be null and void if Subtenant is in an uncured default position under the Sublease at the date of said notice or any time thereafter and prior to commencement of the Extension Period. The term “Lease Year” herein means each 12 month annual period, commencing with the first day of the Extension Period, without regard to calendar years.

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b.     If Subtenant shall fail to exercise its Option to Extend, said option shall terminate, and shall be null and void and of no further force and effect. Subtenant’s exercise of said option shall not operate to cure any default by Subtenant of any of the terms or provisions in the Sublease, nor to extinguish or impair any rights or remedies of Sublandlord arising by virtue of such default. If the Sublease or Subtenant’s right to possession of the Subleased Premises shall terminate in any manner whatsoever before Subtenant shall exercise its Option to Extend, or if Subtenant shall have subleased or assigned all or any portion of the Subleased Premises, then immediately upon such termination, sublease or assignment, the Option to Extend shall simultaneously terminate and become null and void. Such option is personal to Subtenant. Under no circumstances whatsoever shall the assignee under a complete or partial assignment of the Sublease, or a subtenant under a sublease of the Subleased Premises, have any right to exercise the Option to Extend granted herein. Time is of the essence of this provision.

8.     Right of First Offer. So long as there is no default by Subtenant under this Sublease (beyond any applicable cure period) either at the time that Sublandlord is obligated to give notice according to this Section 8 or on the date on which Sublandlord would otherwise deliver possession of the First Offer Space (as that term is defined in this Section), Subtenant will have a right of first offer (the “Right of First Offer”) to sublease any other space within the Premises (the “First Offer Space”), if Sublandlord decides to sublease the First Offer Space. The Right of First Offer will be exercised in accordance with, and subject to, the following terms and conditions:

a.     Sublandlord shall notify Subtenant in writing if it decides to sublease the First Offer Space. Sublandlord’s notice will include: (i) the specific location of the First Offer Space and the rentable area comprising the First Offer Space; (ii) the approximate date on which the First Offer Space will become available for occupancy by Subtenant; and (iii) the improvements, if any, as Sublandlord is willing to make to the First Offer Space.

b.     Within five (5) business days after Subtenant’s receipt of Sublandlord’s notice, Subtenant will exercise the Right of First Offer, or lose it irretrievably. If Subtenant exercises the Right of First Offer, then the subleasing of the First Offer Space will be on the same terms and conditions as the Sublease except:

i.     Subtenant’s obligation to pay Rent for the First Offer Space will commence on the date such space is made available to Subtenant, but not sooner than the date specified in Sublandlord’s notice unless Subtenant occupies the First Offer Space prior to such date, and will continue through the expiration or earlier termination of the term of the Sublease.

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ii.     Sublandlord will deliver and Subtenant will accept the First Offer Space in its then existing condition, on an “as is” basis. Subtenant will not be entitled to receive any contribution or allowance from Sublandlord for improvement of the First Offer Space, except as provided in Section 8(a)(iv).

c.     Subtenant cannot assign its Right of First Offer to any sublessee of the Subleased Premises, or to any assignee of the Sublease, or to any other person; however, if the Subtenant has exercised the Right of First Offer and has subleased a First Offer space, then Subtenant’s right to sublease the First Offer Space, or to assign its rights under the Sublease to the First Offer Space, will be subject to Section 13. Any Right of First Offer, which has not both been exercised by Subtenant and under which Subtenant has subleased the First Offer Space, will expire upon any assignment of the Sublease or sublease of the Subleased Premises.

d.     Upon inclusion of the First Offer Space, all references in the Sublease to the “Subleased Premises” shall be deemed to include the First Offer Space.

9.     Holding Over.     In the event that Subtenant fails to vacate the Subleased Premises upon the expiration or termination of the Sublease, Subtenant will be deemed to be a month-to-month subtenant on all of the terms and conditions hereof, except for the term, and except that the Rent payable shall be 150% of the Rent payable during the final month of the Term. Additionally, Subtenant shall indemnify and hold Sublandlord harmless from all liability to Master Landlord due to Subtenant’s failure to timely vacate the Subleased Premises, including without limitation costs and attorneys’ fees.

10.     Use of the Subleased Premises. The Subleased Premises shall be used solely for general office and warehouse use and in compliance with all terms and conditions binding upon Sublandlord under the Master Lease, as well as in compliance with all zoning, environmental, and other laws, rules, regulations, statutes, ordinances, orders, and other requirements which are or may become applicable to the Subleased Premises and to Subtenant’s business. Subtenant shall keep no Hazardous Substances on the Subleased Premises, and shall operate no machines or conduct other activities which may create undue noise or dust, or a hazard or dangerous condition to the Subleased Premises, other tenants of the Building, or their invitees. Subtenant is responsible for keeping the Subleased Premises in neat and clean condition

11.     Signs. No signs shall be placed by Subtenant anywhere on or about the Subleased Premises or the Building without the express written consent and approval of such sign(s) and the placement thereof by Sublandlord and Master Landlord, which consent shall not be unreasonably withheld or delayed.

12.     Insurance. Subtenant shall at all times keep in effect all insurance required by and in accordance with Article VI of the Master Lease, and shall name Sublandlord, as well as Master Landlord, as additional insureds or loss payees, as applicable. Sublandlord and Subtenant shall each cause their respective insurers to waive any right of subrogation against the other and against the Master Landlord for losses which are covered by insurance. Subtenant shall be bound by Article VI of the Master Lease, and in addition, the provisions of Article VI shall be deemed to be incorporated into this Sublease, with “Sublandlord” substituted for “Landlord” and Subtenant’ substituted for “Tenant” in the wording thereof.

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13.     Assignment and Subletting. Subtenant may neither assign this Sublease nor further sublet the Subleased Premises without the express written permission of Sublandlord and the Master Landlord, which consent may be withheld in either party’s sole and absolute discretion.

14.     Warranty of Possession and Quiet Enjoyment. Sublandlord warrants that it has the right and authority to enter into this Sublease, subject to Master Landlord’s written consent, and that Subtenant, upon paying the Rent and observing all of Subtenant’s other covenants and agreements in this Sublease, shall have quiet and peaceable possession of the Subleased Premises during the Term of this Sublease and in the Master Lease. Notwithstanding the foregoing, Sublandlord shall not be responsible for acts or omissions of any other tenants, Master Landlord or other third parties who may interfere with Subtenant’s possession of the Subleased Premises.

15.     Repairs. Subtenant shall be responsible, at its own cost and expense, to repair any damage to the Subleased Premises or Building caused by any act or omission of Subtenant or Subtenant’s employees, contractors, invitees, agents, visitors, or any other persons in or about the Subleased Premises by reason of the express or implied invitation or permission of Subtenant. Should Subtenant fail promptly to effect any such repairs, Sublandlord may make such repairs and charge the cost of such repairs to Subtenant, who shall pay such charge within five (5) business days of receipt of demand.

16.     Alterations and Improvements, Liens. Subsequent to the completion of the Subtenant Improvements, Subtenant shall make no improvements to the Subleased Premises without the express written permission of the Sublandlord and Master Landlord which Sublandlord consent shall not be unreasonably denied, conditioned or delayed. If consent is granted, Subtenant shall allow no lien to be placed on the Building or the Subleased Premises or Sublandlord’s interest therein arising out of the construction of such improvements, and shall hold harmless and indemnify Sublandlord and the Master Landlord from all costs and expenses relating to such improvements or liens. Promptly upon demand by Sublandlord or the Master Landlord, Subtenant shall cause any such liens to be removed, by means of posting an appropriate bond, if necessary. At Sublandlord’s option, all improvements shall become a part of the Subleased Premises, or Sublandlord may require Subtenant to remove such improvements at the expiration or termination of the Term, and to restore the Subleased Premises to its condition upon execution of the Sublease, at Subtenant’s expense. Subtenant shall permit Sublandlord and/or Master Landlord to place and maintain notices of non-liability on the Subleased Premises during the period that any improvements or alterations are being made by or for Subtenant.

17.     Default and Remedies

a.     Default by Subtenant. Subtenant shall be in default hereunder in the event Subtenant: fails to timely pay any installment of Rent due hereunder and such failure continues for three (3) days after Subtenant’s receipt of notice that such payment is past due; fails to comply with any other term, condition, covenant or agreement contained herein and such failure continues thirty (30) days after Subtenant’s receipt or notice of such failure (provided, if the nature of Subtenant’s default is such that more time is reasonably required in order to cure, Subtenant shall not be in default if Subtenant commences to cure promptly within such period and thereafter diligently pursues its completion); abandons the Subleased Premises; becomes subject to the jurisdiction of a Bankruptcy court or control of court-appointed receiver; makes an assignment for the benefit of creditors; violates any provision of the Master Lease; or does or permits any act to be done which results in a lien against the Building, the Subleased Premises or any portion thereof or interest therein, and fails to remove the same within ten (10) days of receipt of notice of such lien.

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b.     Remedies of Sublandlord. Upon Subtenant’s default beyond any applicable notice and cure period, Sublandlord shall have any one or more of the remedies provided herein, or any other remedy permitted by law. Sublandlord may re-enter the Subleased Premises and take possession thereof and remove Subtenant and any other person on the Subleased Premises, with or without terminating the Sublease, and after readying the Subleased Premises at Subtenant’s expense, may re-sublet it. If the Sublease is not terminated, Subtenant shall be responsible for any deficiency between the Rent reserved under the Sublease and the net proceeds of re-subletting after deducting all reasonable expenses incident thereto, such as painting, re-carpeting, cleaning, and otherwise restoring the Subleased Premises to a condition appropriate to make it ready for re-subletting, advertising, broker fees, legal fees, and other reasonable expenses of re-subletting, and Subtenant shall continue to be liable for any other amounts owed to Sublandlord under the Sublease. If the Sublease is terminated, Subtenant shall be liable for damages measured by the Rent reserved under the Sublease for the balance of the Term, less the net proceeds of re-subletting reasonably to be expected by Sublandlord, both reduced to present value.

c.     Default by Sublandlord and Remedies of Subtenant. Subtenant shall notify Sublandlord of any claimed default by Sublandlord in writing, and Sublandlord, should it agree that a default exists, shall cure said default within thirty (30) days, or if the default cannot reasonably be cured within thirty (30) days, shall commence action to cure within said thirty (30) days, and pursue completion thereof with reasonable speed. Under no circumstances shall Subtenant have the right to withhold or deduct any amounts from Rent or other amounts due to Sublandlord hereunder, or to terminate the Sublease, Subtenant’s sole remedy for default by Sublandlord being an action for damages. Notwithstanding the foregoing, if the Master Landlord shall notify the Subtenant in writing, with a copy to Sublandlord, that Sublandlord is in default under the Master Lease by reason of non-payment of Rent, Subtenant may thereafter pay its Rent directly to Master Landlord for the account of Sublandlord, provided that (a) Sublandlord is copied with the transmittal memo and check used in payment of the same; and (b) payment is made within the time required by this Sublease.

18.     Surrender of Subleased Premises. Upon expiration or earlier termination of this Sublease, Subtenant shall timely vacate the Subleased Premises, leaving the same clean and in as good condition as it was at the date of execution of the Sublease, ordinary wear and tear and permitted alterations excepted. Notwithstanding the foregoing, if required by Sublandlord or Master Landlord, Subtenant shall remove any improvements or any trade fixtures attached to the Subleased Premises by Subtenant, repairing any damage caused by the removal.

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19.     Right to Inspect Subleased Premises. Sublandlord and Master Landlord shall have the right to inspect the Subleased Premises at all times in accordance with Section 8.20 of the Master Lease.

20.     Condition of Subleased Premises. Subtenant accepts the Subleased Premises in its “as is” “where is” condition, and acknowledges that it is acceptable for Subtenant’s use and occupation without any agreements, representations, understandings or obligations on the part of Sublandlord to perform any alterations, repairs or improvements.

21.     Indemnity. Subtenant shall indemnify, defend (using legal counsel reasonably acceptable to Sublandlord or Master Landlord, as applicable) and save Sublandlord and Master Landlord harmless from all claims, suits, losses, damages, fines, penalties, liabilities and expenses (including Sublandlord’s and Master Landlord’s personnel and overhead costs and reasonable attorneys’ fees and other costs incurred in connection with claims, regardless of whether such claims involve litigation) resulting from any actual or alleged injury (including death) of any person or from any actual or alleged loss of or damage to any property arising out of or in connection with (a) Subtenant’s occupation, use or improvement of the Subleased Premises, or that of its employees, agents or contractors; (b) Subtenant’s breach of its obligations under this Sublease or the Master Lease; or (c) any act or omission of Subtenant or any subtenant, licensee, assignee or concessionaire of Subtenant, or of any officer, agent, employee, guest or invitee of Subtenant, or of any such entity in or about the Subleased Premises. This indemnity with respect to acts or omissions during the Term of this Sublease shall survive termination or expiration of this Sublease. Subtenant shall promptly notify Sublandlord and Master Landlord of casualties or accidents occurring in or about the Subleased Premises. The foregoing provisions shall not be construed to make Subtenant responsible for loss, damage, liability or expense resulting from the gross negligence or intentional misconduct of Sublandlord, or its officers, contractors, licensees, agents, employees, or invitees, or of Master Landlord or its officers, contractors, licensees, agents, employees, invitees or other tenant of the Building.

22.     Sublandlord’s Obligations.

a.     Sublandlord represents and warrants to Subtenant that (i) a true, correct and complete copy of the Master Lease is attached hereto as Exhibit A and that the Master Lease is in full force and effect; (ii) Sublandlord has received no notice of default under the Master Lease that remains uncured and to the knowledge of Sublandlord, no event has occurred which with the passage of time or giving of notice, or both, would result in a default under the Master Lease; and (iii) as of the date hereof, Sublandlord has received no written notice of any violation of law with respect to the Subleased Premises which remains uncured.

b.     Sublandlord covenants and agrees not to act or suffer or permit anything to be done which could result in a default under the Master Lease or cause the Master Lease or the rights of Sublandlord as tenant thereunder to be terminated, cancelled or forfeited. Sublandlord further covenants and agrees that it will not terminate, modify or amend the Master Lease during the Term of the Sublease. Sublandlord further covenants and agrees to pay Master Landlord all Rent and other charges that may become due and payable by Sublandlord pursuant to the Master Lease, as and when such amounts become due and payable thereunder.

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c.     Sublandlord agrees, at no expense of Sublandlord, to reasonably cooperate with Subtenant in obtaining the consent of the Master Landlord where any such consent is required by this Sublease or the Master Lease, and will act reasonably with respect to any consent requested by Subtenant in connection with this Sublease. Without limiting the generality of the foregoing, if Subtenant shall submit to Sublandlord a request for Master Landlord’s consent or approval with respect to any given matter required by this Sublease or the Master Lease, then Sublandlord shall promptly forward such request onto Master Landlord for its consent or approval.

d.     Sublandlord agrees that it shall indemnify and hold harmless Subtenant from and against any and all liability claims, suits, demands, damages, judgments, costs, interests and expenses (including reasonable attorneys’ fees) which Subtenant shall suffer or incur (i) in connection with a default by Sublandlord under the Master Lease (other than if such default is caused by a default by Subtenant under this Sublease); or (ii) by reason of any claim for any injury to or death of any person or damage to property arising out of, pertaining to, or resulting from the negligent acts or omissions of Sublandlord, its agents or employees arising from the use or occupancy of the Subleased Premises and occurring prior to the Sublease Commencement Date; provided, however, that Sublandlord’s indemnification obligations shall be limited to Subtenant’s actual damages, only, and shall not apply to consequential, incidental, punitive, or exemplary damages claimed to have been incurred by Subtenant.

23.     Miscellaneous Provisions.

a.     Waiver. No waiver or forbearance by a party of a breach of this Sublease shall act as a waiver of the party’s rights upon any subsequent or different breach by the other party.

b.     Force Majeure. Neither party shall be required to perform any obligation or covenant of this Sublease during the time that the performance is prevented by war, strike, terrorism, natural disaster or other force majeure.

c.     Sublease binding. This Sublease shall be binding on the parties hereto, their successors and assigns, subject to other restrictions contained herein, including without limitation, restrictions on assignment and subletting.

d.     Authority of signatories. By their signatures hereon, the persons signing this Sublease warrant that they are fully authorized to bind the party for whom they sign, and that said party has the legal capacity to contract. Notwithstanding the foregoing, this Sublease shall not be effective unless Master Landlord has consented to it in writing.

e.     Entire agreement; amendment. This Sublease contains the entire agreement between the parties, and any prior discussions, representations or agreements are merged herein. No amendment shall be valid or binding unless it is written and signed by both parties.

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f.     Sublease Subordinate to Master Lease. Subtenant acknowledges that the Sublandlord’s rights and interests in the Subleased Premises derive solely from the Master Lease. Unless the Master Landlord should otherwise agree, should Sublandlord for any reason whatsoever, voluntarily or involuntarily, no longer have the right to occupy the Subleased Premises, this Sublease shall terminate and the parties shall have no further rights against one another, except for rights which arose prior to the date of termination of Sublandlord’s rights in the Subleased Premises. Subtenant specifically acknowledges the potential termination of the Master Lease in the event of damage or destruction of the Building under Article IX of the Master Lease, in the event of the exercise of eminent domain rights under Article X of the Master Lease, and in the event of Sublandlord’s default under Article XI of the Master Lease. Subtenant agrees to abide by all terms of the Master Lease and any rules and regulations of Master Landlord promulgated thereunder. Subtenant acknowledges that it has no rights under the Master Lease except those specifically set forth herein. Except as specifically excluded or modified by this Sublease, the terms, covenants and conditions of the Master Lease are incorporated herein by reference so that each and every such term, covenant and condition of the Master Lease binding on or inuring to the benefit of Landlord thereunder shall in respect of this Sublease, bind or inure to the benefit of Sublandlord and each and every such term, covenant and condition of the Master Lease binding or incurring to the benefit of the Tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant. In the event of a conflict between the terms and conditions of the Master Lease and the terms and conditions of this Sublease, then the terms and conditions of this Sublease shall control.

g.     Subtenant Honors Master Lease. Subtenant agrees to honor the terms of the Master Lease insofar as applicable to Subtenant’s conduct, and to do nothing (or omit to do anything) which would cause Sublandlord to be in default of the Master Lease. Subtenant further agrees to forward to Sublandlord promptly upon receipt any and all notices or correspondence received by Subtenant from any third parties concerning the Master Lease, this Sublease, or the Subleased Premises.

h.     Subordination, Estoppels. Subtenant agrees that this Sublease is subordinate to the Master Lease and to any deeds of trust or mortgages which may now or hereafter be recorded against the Subleased Premises. Subtenant shall attorn in the same manner as Sublandlord under Section 8.15 of the Master Lease. Upon request by the Sublandlord, Subtenant agrees promptly (and in no event later than five (5) business days after receipt of request) to execute an estoppel certificate stating that the Sublease is in force and effect, and all relevant facts about its status, including such matters as the Security Deposit, the date to which Rent has been paid, and any claimed defaults of Sublandlord, which may be relied upon by any potential assignee or lender for the Subleased Premises or Sublandlord. Subtenant shall also provide estoppel certificates to Master Landlord in compliance with Section 8.19 of the Master Lease.

i.     Notices. Any written notice to a party shall be deemed effective (i) upon hand delivery, (ii) three days after deposit in the United States Mail, prepaid certified mail, return receipt requested or (iii) the next business day after deposit with a nationally recognized overnight carrier, addressed as set forth below or to such other address as Sublandlord or Subtenant may designate to each other from time to time by written notice:

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If to Sublandlord:                Ingredion Incorporated

Attn: Eric Chutorash

345 Inverness Drive South

Building B, Suite 200

Englewood, CO 80122

With a copy to:                    Ingredion Incorporated

Attn: General Counsel

5 Westbrook Corporate Center

Westchester, IL 60154

If to Subtenant:                    Viveve Medical, Inc.

Attn: Dave Black

150 Commercial Street

Sunnyvale, CA 94086-5201

With a copy to:                    Viveve Medical, Inc.

Attn: Jim Atkinson

150 Commercial Street

Sunnyvale, CA 94086-5201

j.     Severability. The provisions of this Sublease shall be deemed to be severable, and if any provision hereof is held to be invalid or unenforceable, the remainder of the Sublease shall be enforced to the full extent possible without said provision.

k.     No Recordation. Neither this Sublease nor a memorandum thereof shall be recorded, and recordation shall be a default.

l.     Brokers. Subtenant represents and warrants to Sublandlord that Subtenant was not represented by any broker or agent with respect to this Sublease except Colliers International (“Subtenant’s Broker”). Sublandlord represents and warrants to Subtenant that Sublandlord was not represented by any broker or agent with respect to this Sublease other than Newmark Grubb Knight Frank (“Sublandlord’s Broker”). Subtenant and Sublandlord each agree to indemnify and hold harmless the other party against any loss, expense, cost or liability incurred by such party as a result of any claims by brokers other than Subtenant’s Broker and Sublandlord’s Broker.

m.     OFAC. Sublandlord and Subtenant each represents and warrants that: (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order, the United States Department of Justice, or the United States Treasury department as a terrorist, “Specially Designated National or Blocked Person,” or other banned or blocked person. entity, nation, or transaction (“SDN”) pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“OFAC”); (ii) it is not engaged in this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; and (iii) it is not in violation of Presidential Executive order 13224, the USA Patriot Act, the Bank Secrecy Act, the Money Laundering Control Act or an regulations promulgated pursuant thereto.

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n.     Master Landlord Consent. Notwithstanding anything to the contrary herein, the parties agree that this Sublease shall not be effective unless and until the written consent of Master Landlord is obtained. Sublandlord agrees to use commercially reasonable efforts to obtain Master Landlord’s consent within forty-five (45) days of mutual execution of this Sublease. If not received within forty-five (45) days Subtenant has the right but not the obligation to terminate the Sublease at no cost or expense. Sublandlord agrees to provide access within three (3) days of receipt of Master Landlord consent.

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THIS SUBLEASE AGREEMENT is executed as of the date first set forth above:

SUBLANDLORD:

INGREDION INCORPORATED,

a Delaware corporation

By: /s/ Rob Ritchie

Name: Rob Ritchie

Title: V.P. Food & Beverage

SUBTENANT:

VIVEVE MEDICAL, INC.,

a Delaware corporation

By: /s/ James G. Atkinson

Name: James G. Atkinson

Title: President/Chief Business Officer

14

EXHIBIT A

Master Lease

(See attached)

15

EXECUTION VERSION

LEASE OF SPACE
SINGLE-STORY OFFICE
SUMMARY OF BASIC LEASE TERMS

1. Tenant: PENFORD CORPORATION, a Washington corporation

2. Project/Building:

   (a) Project Name: 345 Inverness Drive South

   (b) Building Number: Building B, 345 Inverness Drive South, Centennial, Colorado 80112

   (c) Approximate Total Building Floor Area: 55,015 square feet

   (d) Approximate Total Project Floor Area: 175,287 square feet

3. Demised Premises:

   (a) Approximate Total Floor Area: 46,054 square feet

4. Initial Lease Term:

   (a) Period: One hundred twenty (120) months

   (b) Commencement Date: April 1, 2014.

5. Basic Rent:

Period of the Term	Sq. Ft.	$ Sq. Ft./NNN	Basic Rent/Mo.	Yearly Basic Rent
April 1, 2014 – March 31, 2015	46,054	$13.50	$51,810.75	$621,729.00
April 1, 2015 – March 31, 2016	46,054	$13.84	$53,115.61	$637,387.32
April 1, 2016 – March 31, 2017	46,054	$14.18	$54,420.48	$653,045.76
April 1, 2017 – March 31, 2018	46,054	$14.54	$55,802.10	$669,625.20
April 1, 2018 – March 31, 2019	46,054	$14.90	$57,183.72	$686,204.64
April 1, 2019 – March 31, 2020	46,054	$15.27	$58,603.72	$703,244.64
April 1, 2020 – March 31, 2021	46,054	$15.66	$60,100.47	$721,205.64
April 1, 2021 – March 31, 2022	46,054	$16.05	$61,597.23	$739,166.76
April 1, 2022 – March 31, 2023	46,054	$16.45	$63,132.36	$757,588.32
April 1, 2023 – March 31, 2024	46,054	$16.86	$64,705.87	$776,470.44

012676\0024\10818856.9

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6. Additional Rent:

(a) Initial Monthly Deposit for Taxes, Landlord's Insurance and Common Facilities Charges: $18,383.22

(b) Tenant's Pro Rata Share of the Building (for Additional Rent): 83.71%

(c) Tenant's Pro Rata Share of the Project (for Additional Rent): 26.27%

7. Initial Monthly Payment Due (for Basic Rent and Additional Rent): $70,193.97 per month

8. Security Deposit Amount: $85,967.47

9. Address for Payments and Notices to Landlord:

(a) Address for Payments to Landlord:

Hines REIT 345 Inverness Drive, LLC
Dept. 2193
Denver, CO 80291-2193

(b) Address for Notices to Landlord:

c/o Hines Interests Limited Partnership
811 Main Street, Suite 4100
Houston, Texas 77002
Attention: Charles Elder
Telephone: 713.237.5677
Facsimile: 713.237.5656

with a copy to:

c/o Hines Interests Limited Partnership
2800 Post Oak Blvd.
Houston, Texas 77056
Attention: Jeffrey C. Hines
Facsimile: 713.966.2020

and to:

c/o Hines Interests Limited Partnership
1515 Wynkoop Street, Suite 390
Denver, Colorado 80202
Attention: Liz Taylor
Telephone: 303.573.8800
Facsimile: 303.573.8808

012676\0024\10818856.9 2

10. Address for Notices to Tenant prior to Commencement Date:

Penford Corporation
7094 South Revere Parkway
Centennial, CO 80112-3932
Attn: Property Manager
Telephone: 303.649.1900
Facsimile: 303.649.1700

Address for Notices to Tenant after commencement Date:

Penford Corporation
345 Inverness Drive South, Building B, Suite 200
Centennial, CO 80112
Attn: Property Manager
Telephone: 303.649.1900
Facsimile: 303.649.1700

With copy to:

Penford Corporation
345 Inverness Drive South, Building B, Suite 200
Centennial, CO 80112
Attn: General Counsel
Telephone: 303.649.1900
Facsimile: 303.649.1700

11. Address for Billings to Tenant:

Penford Corporation
345 Inverness Drive South, Building B, Suite 200
Centennial, CO 80112
Attn: Property Manager

12. Permitted Use(s) by Tenant: (a) Office use and (b) any other uses that directly and exclusively support Tenant's business and are not inconsistent with the character and type of tenancy found in comparable buildings, including, without limitation, office, laboratory, testing, food processing and preparation, food product processing and preparation, warehouse, data processing (including a call center); provided, however, that the Demised Premises shall not be used for, and the Permitted Use shall not include, any Prohibited Use (as defined below).

13. Brokers:

(a) Landlord is represented by Newmark Knight Frank Frederick Ross, which is acting as Landlord's Broker.

012676\0024\10818856.9

3

(b) Tenant is not represented by any broker in connection with this Lease.

14. Parking: 276 unassigned parking spaces in close proximity to the Building (based upon 6.0 unassigned parking spaces per 1,000 square feet of Floor Area).

15. Guarantor: NONE.

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012676\0024\10818856.9

4

EXECUTION VERSION

LEASE OF SPACE
(Single-Story Office)

This Lease is made this 5th day of March, 2014 (the "**Effective Date**"), between HINES REIT 345 INVERNESS DRIVE, LLC, a Delaware limited liability company ("**Landlord**") and PENFORD CORPORATION, a Washington corporation ("**Tenant**").

I. GENERAL.

1.1 Consideration. Landlord enters into this Lease in consideration of the payment by Tenant of the rents herein reserved and the keeping, observance and performance by Tenant of the covenants and agreements of Tenant herein contained.

1.2 Exhibits and Addenda to Lease. The Summary of Basic Lease Terms ("**Summary**"), Attachments, Exhibits and Addenda listed below shall be attached to this Lease and be deemed incorporated in this Lease by this reference. In the event of any inconsistency between such Summary, Attachments, Exhibits and Addenda and the terms and provisions of this Lease, the terms and provisions of the Summary, Attachments, Exhibits and Addenda shall control. The Summary, Attachments, Exhibits and Addenda to this Lease are:

Summary of Basic Lease Terms
Exhibit A – Legal Descriptions of Land and Project
Exhibit B – Depiction of the Demised Premises
Exhibit C – Rules & Regulations
Exhibit D – Signage Specifications
Exhibit E – The Work Letter
Rider 1 – Additional Provisions

II. DEFINITIONS; DEMISE OF PREMISES.

2.1 Demise. Subject to the provisions, covenants and agreements herein contained, Landlord hereby leases and demises to Tenant, and Tenant hereby leases from Landlord, the Demised Premises as hereinafter defined, for the Lease Term as hereinafter defined, subject to existing covenants, conditions, restrictions, easements and encumbrances affecting the same.

2.2 Demised Premises. The "**Demised Premises**" shall mean the space to be occupied by Tenant as depicted in **Exhibit B** attached hereto and cross-hatched thereon. The depiction of the Demised Premises on **Exhibit B** contains approximately the number of square feet of gross floor area ("**Floor Area**") set forth in the Summary, which depiction is herein referred to as the "**Space Plan**". The Demised Premises are within the Building which is located on the Land, as the terms Building and Land are hereinafter defined. Landlord and Tenant agree that, for all purposes of this Lease, the Floor Area of the Demised Premises, the Floor Area of the Building and the Floor Area of the Project as set forth in the Summary are controlling and are not subject to revision after the Effective Date except as otherwise provided herein.

2.3 Area and Address. The Demised Premises contains approximately the Floor Area set forth in the Summary. The address of the Demised Premises is the address set forth in the Summary.

012676\0024\10818856.9 1

2.4 Land. "**Land**" shall mean the parcel of real property more particularly described as the Land in **Exhibit A** attached hereto.

2.5 Building. "**Building**" shall mean the building commonly known as Building B and containing the Demised Premises, which is constructed on the Land and contains approximately the Floor Area set forth on the Summary.

2.6 Improvements. "**Improvements**" shall mean the Building, the Parking Area as hereinafter defined, and all other fixtures and improvements owned by Landlord on the Land, including landscaping thereon.

2.7 Project. "**Project**" shall mean the buildings and other improvements constructed or hereafter constructed on the Land described as the Project on **Exhibit A** attached hereto.

2.8 Property. "**Property**" shall mean the Land, the Building and the Improvements and any fixtures and personal property used in operation and maintenance of the Land, the Building and Improvements other than fixtures and personal property of Tenant and other users of space in the Building.

2.9 Common Facilities. "**Common Facilities**" shall mean all of the Property except (a) the Demised Premises and (b) the other premises in the Project leased or held for lease to other tenants. Common Facilities shall include the Parking Area and any walks, driveways, and, if applicable, lobby areas, halls, stairs, elevators, restrooms and all other interior areas in the Building, or exterior areas designated by Landlord from time to time as Common Facilities for common use of Tenant and other users of space in the Building or the Project.

2.10 Parking Area. "**Parking Area**" shall mean that portion of the Common Facilities which is or is to be paved and otherwise improved for the parking of motor vehicles, as designated by Landlord from time to time in close proximity to the Building.

2.11 Use of Common Facilities and Parking Area. Tenant is hereby granted the non-exclusive right and license to use, in common with others entitled to such use, the Common Facilities, as it from time to time exists, subject to the rights of Landlord reserved herein. Tenant shall not interfere, at any time, with the rights of Landlord and others entitled to use any part of the Common Facilities, and shall not store, either permanently or temporarily, any materials, supplies or equipment in or on the Common Facilities. Landlord shall have the right, at any time, to change, reduce or otherwise alter the Common Facilities which may impact the Demised Premises, in its sole and subjective discretion and without compensation to Tenant, provided, however, such change (a) does not reduce the number of Tenant's parking spaces provided in the Summary, (b) permits reasonable access to loading areas and to the Demised Premises, subject to the provisions of Section 2.12, and (c) does not increase the Basic Rent or Additional Rent due under this Lease. Landlord may use any of the Common Facilities, including one or more street entrances to the Project, as are necessary in Landlord's judgment, for the purpose of completing or making repairs or alterations in any portion of the Project, except that Landlord shall have no rights to the roof are located above the laboratory portion of the Demised Premises. Landlord reserves the right to the demising floors, walls and ceilings outside the Demised Premises, and the exterior walls of the Building, and all telecommunications and utilities chases, ducts or other

012676\0024\10818856.9 2

passageways located outside the Demised Premises or in other tenant spaces in the Building or the Project (the "**Reserved Area**"). The installation of any telecommunications or utilities wires, cables or other equipment or facilities in the Reserved Area by Tenant or any other service provider of Tenant shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably conditioned, delayed or withheld. Landlord shall be entitled to allocate the available space in the Reserved Area as Landlord determines from time to time. If Landlord determines that Tenant's use of the Reserved Area shall require additional improvements or other costs to Landlord, Landlord shall be entitled to charge such costs to Tenant as a condition precedent to its consent.

2.12 Covenant of Quiet Enjoyment. Landlord covenants and agrees that, provided a Default by Tenant (as hereinafter defined) has not occurred, and provided that Tenant keeps, observes and performs its covenants and agreements contained in this Lease, Tenant shall have quiet possession of the Demised Premises and such possession shall not be disturbed or interfered with by Landlord. Landlord shall under no circumstances be held responsible for restriction or disruption of access to the Project from public streets caused by construction work or other actions taken by governmental authorities or other tenants (their employees, agents, visitors, contractors or invitees) or any other cause not entirely within Landlord's direct control, and such circumstances shall not constitute a constructive eviction of Tenant nor give rise to any right of Tenant against Landlord.

2.13 Condition of Demised Premises. Except as otherwise set forth in this Section 2.13, Tenant covenants and agrees that, upon taking possession of the Demised Premises, Tenant shall be deemed to have accepted the Demised Premises "as is" and Tenant shall be deemed to have waived any warranty of condition or habitability, suitability for occupancy, use or habitation, fitness for a particular purpose or merchantability, express or implied, relating to the Demised Premises, except for claims based on latent defects (which were not caused or knowingly aggravated by Tenant) in the Demised Premises which Tenant provides written notice of to Landlord prior to the date that is ninety (90) days after the Commencement Date ("**Latent Defects**"). Landlord shall, at Landlord's sole cost and expense, promptly correct any Latent Defects. Except as otherwise set forth in this Section 2.13, Tenant's acceptance of the Demised Premises shall constitute its acknowledgment that the Demised Premises was in good condition, order and repair at the time of such acceptance including, without limitation, all doors, any loading dock doors, dock levelers, related dock systems and areas, and all other mechanical and electrical systems.

2.14 Relocation. [Intentionally deleted].

III. TERM OF LEASE.

3.1 Lease Term. "**Initial Lease Term**" shall mean the period of time specified in the Summary commencing at noon on the Commencement Date specified in the Summary and expiring at noon on the last day of the calendar month falling on or after the time period described in the Summary (the Initial Lease Term together with any extensions thereof is herein referred to as the "**Lease Term**").

012676\0024\10818856.9 3

IV. RENT AND OTHER AMOUNTS PAYABLE.

4.1 **Basic Rent**. Tenant covenants and agrees to pay to Landlord, without offset, reduction, deduction, counterclaim or abatement, basic rent for the Lease Term in the amount specified as basic rent in the Summary ("**Basic Rent**"). The term "**year**" and subsequent years as described in the Summary shall mean: (a) as to the first year of the Lease Term, the period of time beginning on the Commencement Date of the Initial Lease Term and ending upon the last day of the calendar month falling on or after the first anniversary of the Initial Lease Term; and (b) for subsequent years, the corresponding period of time commencing upon the expiration of the previous year and ending one (1) year thereafter.

4.2 **Monthly Payments**. Basic Rent shall be payable monthly in advance, without notice, in equal installments in the amount of monthly rent specified in the Summary. The first such monthly installment shall be due and payable upon the Effective Date and a like monthly installment shall be due and payable on or before the first day of each calendar month succeeding the Commencement Date recited in the Summary during the Lease Term, except that the rental payment for any fractional calendar month at the commencement or end of the Lease Term shall be prorated based on a thirty (30) day month. Acceptance of Basic Rent or any other sums payable by Tenant to Landlord from anyone other than Tenant shall not be construed as a waiver by Landlord, nor as a release of Tenant, but the same shall be taken to be a payment on account of Tenant.

4.3 **Place of Payments**. Basic Rent and all other sums payable by Tenant to Landlord under this Lease shall be paid to Landlord at the place for payments specified in the Summary, or such other place as Landlord may, from time to time, designate in writing.

4.4 **Lease a Net Lease and Rent Absolute**. It is the intent of the parties that the Basic Rent provided in this Lease shall be a net payment to Landlord; that this Lease shall continue for the full Lease Term notwithstanding any occurrence preventing or restricting use and occupancy of the Demised Premises, including any damage or destruction affecting the Demised Premises, and any action by governmental authority relating to or affecting the Demised Premises, except as otherwise specifically provided in this Lease; that the Basic Rent and Additional Rent shall be absolutely payable without offset, reduction, deduction, counterclaim, or abatement for any cause except as otherwise specifically provided in this Lease; that Landlord shall not bear any costs or expenses relating to the Demised Premises or provide any services or do any act in connection with the Demised Premises except as otherwise specifically provided in this Lease; and that Tenant shall pay, in addition to Basic Rent, Additional Rent to cover costs and expenses relating to the Demised Premises, the Common Facilities, and the Property, all as hereinafter provided.

4.5 **Additional Rent**. Tenant covenants and agrees to pay, as additional rent under this Lease ("**Additional Rent**"), without offset, reduction, deduction, counterclaim or abatement, all costs and expenses relating to the use, operation, maintenance and repair of the Demised Premises by Tenant; Tenant's Pro Rata Share (as defined in Section 4.6) of the Common Facilities Charges (as defined in Section 7.2); Tenant's Pro Rata Share of all Taxes (as defined in Section 5.1) and Landlord's Insurance (as defined in Section 4.7); and all other costs and expenses which Tenant is obligated to pay to Landlord or any other person or entity under this

012676\0024\10818856.9 4

Lease, whether or not stated or characterized as Additional Rent. Basic Rent and Additional Rent is referred to herein, collectively, as "**Rent**."

4.6 **Tenant's Pro Rata Share**. "**Tenant's Pro Rata Share**" shall mean the percentage set forth in the Summary as Tenant's Pro Rata Share which is the percentage derived by dividing the approximate Floor Area of the Demised Premises, as initially set forth in the Summary (or a re-determined pursuant to Section 2.2), by the approximate Floor Area of the Building or the Project, as the case may be, as initially set forth in the Summary. Landlord and Tenant agree that such approximations of Floor Area of the Demised Premises, the Building and the Project are reasonable, and that the calculations of Basic Rent and Tenant's Pro Rata Share based on such approximations are not subject to revision under any circumstances, except as expressly provided in Section 2.2 and this Section 4.6. If the Floor Area of the Demised Premises, the Building, or the Project are ever remeasured, the result may only be used to adjust the identification thereof, and neither Landlord nor Tenant shall be entitled to claim an increase or decrease in the amount of the monthly Basic Rent specified in the Summary or the amount of Tenant's Pro Rata Share specified in the Summary based upon such remeasurement. The Demised Premises shall be approximately as depicted in the Space Plan, provided, however, in no event shall Landlord be liable to Tenant or Tenant have any claims or rights against Landlord if the actual Floor Area of the Demised Premises is different than the estimated Floor Area of the Demised Premises herein provided. Notwithstanding anything to the contrary, if Landlord from time to time increases or reduces the Floor Area of the Building or constructs additional building(s) upon the Land or the Project, as the case may be, then Landlord shall recalculate Tenant's Pro Rata Share using the formulas hereinabove set forth based upon the added or reduced Floor Area. Landlord shall be entitled to provide services for the Common Facilities for either the Building or the Project, as Landlord determines from time to time. Landlord shall, subject to the limitations set forth in this Lease, be entitled to charge from time to time all or any item of the Common Facilities Charges, Taxes, Landlord's Insurance, or any other Additional Rent on the basis of either the Building or the Project. For all items to be charged for the Building, the Tenant's Pro Rata Share of the Building shall be used and, for all items relating to the Project, Tenant's Pro Rata Share of the Project shall be used for the purposes of calculating such items, as determined by Landlord.

4.7 **Monthly Deposits**. Tenant shall pay, as Additional Rent, to Landlord, as a monthly deposit ("**Monthly Deposit**"), in advance, without notice, on the day that payment of Basic Rent is due, an amount equal to 1/12 of Landlord's estimate of Tenant's Pro Rata Share of Taxes, Property Insurance (defined in Section 6.1) and Liability Insurance (defined in Section 6.2) (such Property Insurance and Liability Insurance are collectively referred to herein as "**Landlord's Insurance**"), and Common Facilities Charges.

4.8 **Security Deposit**. On or before the Effective Date, Tenant shall deposit with Landlord, and will keep on deposit at all times during the Lease Term, the amount set forth in Section 8 of the Summary, as security for the payment by Tenant of all rent and other amounts agreed to be paid and for the performance of all the terms and conditions of this Lease to be performed by Tenant (the "**Security Deposit**"). If Tenant shall be in default in the performance of any provision of this Lease, Landlord shall have the right to use the Security Deposit, or so much as is necessary, in payment of any rent or other amounts in default, reimbursement of expenses incurred by Landlord, and payment of damages incurred by Landlord by reason of

012676\0024\10818856.9 5

Tenant's default. In such event, Tenant shall, on written demand of Landlord, promptly remit to Landlord a sufficient amount in cash to restore the Security Deposit to its original amount. If the Security Deposit is not utilized, it (or as much thereof as has not been utilized for such purposes) shall be refunded to Tenant, or to whoever is then the holder of Tenant's interest in this Lease, without interest, upon full performance of this Lease by Tenant. Landlord shall have the right to commingle the Security Deposit with other funds of Landlord and need not keep it in a trust account. Landlord may deliver the Security Deposit to the purchaser of Landlord's interest in the Premises in the event such interest is sold, and Landlord shall then be discharged from further liability with respect to it. If claims of Landlord exceed the deposit, Tenant shall remain liable for the balance of such claims.

4.9 **General Provisions as to Monthly Deposits and Security Deposit**. Landlord may commingle the Security Deposit or Monthly Deposits with Landlord's own funds and use such funds as Landlord determines. In no event shall Landlord be required to hold such funds in escrow or trust for Tenant. Landlord shall not be obligated to pay interest to Tenant on account of the Monthly Deposits and Security Deposit. In the event of a transfer by Landlord of Landlord's interest in the Demised Premises, Landlord or the property manager of Landlord shall deliver or credit the remaining balance of any Monthly Deposits and Security Deposit to the transferee of Landlord's interest, advise Tenant of the name and address of such transferee and Landlord and such property manager shall thereupon be discharged from any further liability to Tenant with respect to such Monthly Deposits and Security Deposit. In the event of a Transfer (as defined in Section 8.16) by Tenant of Tenant's interest in this Lease, Landlord shall be entitled to return the Monthly Deposits and Security Deposit to Tenant's successor in interest and Landlord shall thereupon be discharged from any further liability with respect to the Monthly Deposits and Security Deposit.

4.10 **Annual Adjustment**. Within 120 days following the end of each calendar year of the Lease Term, Landlord shall submit to Tenant a statement setting forth the exact amount of Tenant's Pro Rata Share of Taxes, Landlord's Insurance, and Common Facilities Charges for the previous calendar year (the "**Statement**"). The Statement shall also set forth the estimated the Monthly Deposits for the current calendar year. If Landlord determines that the actual amount of Tenant's Pro Rata Share of Taxes, Landlord's Insurance, and Common Facilities Charges for the previous calendar year exceeds the Monthly Deposits for such previous calendar year, Tenant shall pay to Landlord, within thirty (30) days after receipt of the Statement, such deficiency in the amount reflected in the Statement. If Landlord determines that the Monthly Deposits exceeded the actual amount of Tenant's Pro Rata Share of Taxes, Landlord's Insurance and Common Facilities Charges for the previous calendar year, the excess amount shall, except as may be otherwise provided by law, be paid to Tenant. If Tenant disputes any Statement submitted by Landlord, including the estimated Monthly Deposits, Tenant shall give Landlord notice of such dispute within thirty (30) days after Landlord provides the Statement to Tenant. If Tenant does not give Landlord timely notice, Tenant waives its right to dispute that particular Statement and Tenant shall be deemed to have accepted the calculation of the Taxes, Landlord's Insurance and Common Facilities Charges and Tenant's Pro Rata Share thereof for such calendar year, and Tenant shall not be thereafter entitled to dispute or object to that particular Statement or the calculation thereof. If Tenant timely objects and provided that Tenant has paid the entire amount of Tenant's Pro Rata Share of Taxes, Landlord's Insurance and Common Facilities Charges and is not in default of its obligations under this Lease, then Tenant for a period of sixty

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(60) days after Tenant's notice may engage its own in-house or outside comptroller or accountants ("**Tenant's Accountants**") to verify the accuracy of the Statement objected to by Tenant. During such 60-day period, Tenant's Accountants shall be entitled to examine the books and records of Landlord pertaining to that particular Statement, which examination shall be conducted only during the regular business hours of Landlord at the office where Landlord maintains such books and records or in an electronic data room set up by Landlord if such books and records are not kept in a city where the Building is located or where Tenant otherwise has a corporate office. Tenant's Accountants shall enter into a confidentiality agreement with Landlord satisfactory to Landlord. Tenant shall deliver to Landlord copies of all audits, reports or other results from its examination within fifteen (15) days after receipt thereof by Tenant. All costs incurred by Tenant for Tenant's Accountants shall be paid by Tenant; provided, however, that if the audit objectively demonstrates that Landlord's determination of the total Taxes, Landlord's Insurance, and Common Facilities Charges for the Project that was used as the basis of the relevant Statement was in error in Landlord's favor by more than five percent (5%), then Landlord agrees to pay up to $5,000.00 of the actual, out-of-pocket costs of such audit incurred by Tenant (which costs must be determined on a reasonable hourly basis, and not a percentage or contingent fee basis). Notwithstanding any pending dispute, Tenant shall continue to pay Landlord the amount of the estimated Monthly Deposits until such amount has been determined to be incorrect. The amounts of Taxes, Landlord's Insurance and Common Facilities Charges payable by Tenant for the calendar years in which the Lease Term commences and expires shall be subject to the provisions hereinafter contained in this Lease for proration of such amounts in such years. Prior to the dates on which payment is due for Taxes, Landlord's Insurance and Common Facilities Charges, Landlord shall make payment of Taxes, Landlord's Insurance and Common Facilities Charges, to the extent of funds from Monthly Deposits are available therefor and, upon request by Tenant, shall furnish Tenant with a copy of any receipt for such payments. Except for Landlord's obligation to make payments out of funds available from Monthly Deposits, the making of Monthly Deposits by Tenant shall not limit or alter Tenant's obligation to pay Taxes and to maintain insurance as elsewhere provided in this Lease. The obligations of the parties under this Section shall survive the termination or expiration of this Lease or the early termination of Tenant's right to occupy the Demised Premises.

4.11 Partial Occupancy. For purposes of determining Tenant's Pro Rata Share of the Common Facilities Charges that vary based on occupancy and any other costs that vary by occupancy (collectively, "**Variable Expenses**"), if the Building or the Project is not fully occupied during all or a portion of any calendar year, Landlord may make appropriate adjustments to Variable Expenses for such calendar year to determine the amount of Variable Expenses that would have been paid or incurred by Landlord had the Building or the Project been 95% occupied, and the amount so determined shall be deemed to have been the amount of Variable Operating Expenses for such calendar year.

V. TAXES.

5.1 Covenant to Pay Taxes. Tenant covenants and agrees to pay, as Additional Rent, Tenant's Pro Rata Share of Taxes, as hereinafter defined, which accrue during or are attributable to the Lease Term, as it may be extended from time to time. "**Taxes**" shall mean all taxes, assessments or other impositions, general or special, ordinary or extraordinary, of every kind or nature, which may be levied, assessed or imposed upon or with respect to the Property or

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the Project (as the case may be), or any part thereof, or upon any building, improvements or personal property at any time situated thereon other than income taxes and estate taxes assessed or to be paid by Landlord based on the income received from the Property or Project. Any expenses incurred by Landlord in obtaining or attempting to obtain or negotiating a reduction of any Taxes (including any interest due on such Taxes or on monies used to pay such Taxes) shall be added to and included in the amount of any such Taxes.

5.2 **Proration at Commencement and Expiration of Term**. Taxes shall be prorated between Landlord and Tenant for the year in which the Lease Term commences and for the year in which the Lease Term expires as of, respectively, the commencement date of the Lease Term and the date of expiration of the Lease Term, except as hereinafter provided. Additionally, for the year in which the Lease Term expires, Tenant shall be liable without proration for the full amount of Taxes relating to any improvements, fixtures, equipment or personal property owned or leased by Tenant which Tenant is required to remove or in fact removes as of the expiration of the Lease Term. Proration of Taxes shall be made on the basis of actual Taxes. Tenant's Pro Rata Share of Taxes for the years in which the Lease Term commences and expires shall be paid and deposited with the Landlord through Monthly Deposits as hereinabove provided.

5.3 **Special Assessments**. If any Taxes are payable in installments over a period of years, Tenant shall be responsible only for installments for periods during the Lease Term with proration, as above provided, of any installment payable prior to the commencement date or after the expiration date of the Lease Term.

5.4 **New or Additional Taxes**. Tenant's obligation to pay Tenant's Pro Rata Share of Taxes shall include any Taxes of a nature not presently in effect but which may hereafter be levied, assessed or imposed upon Landlord or upon the Property or the Project (as the case may be), if such tax shall be based upon or arise out of the ownership, use or operation of or the rents received therefrom, other than income taxes or estate taxes of Landlord. For the purposes of computing Tenant's liability for such new type of tax or assessment, the Property shall be deemed the only property of Landlord.

5.5 **Landlord's Sole Right to Contest Taxes**. Landlord shall have the sole right to contest any Taxes, except that Tenant may, in good faith and in a lawful manner and upon giving notice to Landlord of its intention so to do, contest in Landlord's name any Taxes allocable to the Demised Premises; provided, however, that, unless Tenant has paid such Taxes under protest, Tenant shall furnish to Landlord (a) proof reasonably satisfactory to Landlord that such protest or contest may be maintained without payment under protest, and (b) a surety bond or other security reasonably satisfactory to Landlord securing the payment of such contested item or items and all interest, penalty, and cost in connection therewith upon the final determination of such contest or review. Landlord agrees to cooperate with Tenant and will execute any document which may be reasonably necessary and proper for any such proceeding; provided, however, in no event shall Landlord be required (i) to expend any sums in connection with any tax contest, (ii) to commence any litigation in connection with any tax contest, or (iii) provide Tenant with any of Landlord's confidential or proprietary records (as determined in Landlord's sole discretion). Tenant shall have the sole right to contest any taxes assessed on Tenant's personal property or equipment located in the Building. Landlord shall credit Tenant with Tenant's Pro Rata Share of any abatement, reduction or recovery of any Taxes attributable to the Lease Term less Tenant's

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Pro Rata Share of all costs and expenses incurred by Landlord, including attorney's fees, in connection with such abatement, reduction or recovery.

VI. INSURANCE.

6.1 Property Insurance. Landlord covenants and agrees to maintain property insurance ("**Property Insurance**") for the Building, the shell and core of the Building and the Demised Premises in such amounts, from such company, with such commercially reasonable deductible and on such terms and conditions as Landlord reasonably deems appropriate from time to time including, without limitation, extended coverage and insurance for loss of rent, boilers, exterior plate glass and other exterior glass. Property Insurance obtained by Landlord need not name Tenant as an additional insured party and may, at Landlord's option, name any Mortgagee (as hereinafter defined) as an additional insured party as its interests may appear. Tenant covenants and agrees to pay, as Additional Rent, its Pro Rata Share of the cost of the Property Insurance obtained by Landlord for the Property or the Project (as the case may be) and the cost of any deductible under such Property Insurance.

6.2 Tenant's Insurance. Tenant covenants and agrees to maintain throughout the Lease Term insurance coverage at least as broad as ISO Causes of Loss – Special Form Coverage against risk of direct physical loss or damage (commonly known as "all risk") for the full replacement cost of Tenant's equipment, fixtures, improvements, Changes (as hereinafter defined) and personal property in the Demised Premises (collectively "**Physical Damage Insurance**"). Tenant covenants and agrees to maintain throughout the Lease Term a commercial general liability policy, including protection against death, personal injury and property damage, issued by an insurance company qualified to do business in the state in which the Demised Premises are located and with a single limit of not less than $2,000,000.00 per occurrence. Such policy shall name Landlord, its property manager and the Mortgagee as additional insureds, be primary to any other similar insurance as such additional insureds, and provide that it may not be cancelled without at least ten (10) days prior notice to Landlord and Mortgagee. The minimum limits of such insurance do not limit the liability of Tenant hereunder. Prior to occupancy of the Demised Premises and prior to expiration or the then-current policy, Tenant shall deliver to Landlord certificates evidencing that insurance required under this Lease is in effect. Tenant covenants and agrees to obtain all other insurance, coverages, and endorsements customarily maintained by companies in the general business and use or reasonably requested by Landlord from time to time, including, without limitation, business interruption insurance and workers compensation insurance; provided, however, Landlord may only require additional insurance one (1) time per year during the Lease Term and only if such additional insurance is (i) is readily available at reasonable rates and (ii) then being required by landlords or lenders of single-story flex-building commercial buildings located in the greater Denver, Colorado metropolitan area that are comparable to the Building in quantity, size, type and quality ("**Comparable Buildings**").

6.3 Liability Insurance. Landlord covenants and agrees to maintain a commercial general liability policy ("**Liability Insurance**") covering the Common Facilities of the Property or the Project (as the case may be) in such amounts, from such company, with such deductible and on such terms and conditions as Landlord deems appropriate, in its sole and subjective discretion, from time to time. Liability Insurance obtained by Landlord need not name Tenant as

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an additional insured party and may, at Landlord's option, name the Mortgagee as an additional insured party. Tenant covenants and agrees to pay, as Additional Rent, its Pro Rata Share of the cost of the Liability Insurance obtained by Landlord and the cost of any deductible under the Liability Insurance.

6.4 **Waiver of Recovery**. Landlord and Tenant each waive all right of recovery against the other and its respective officers, partners, members, agents, representatives and employees for loss or damage to its real and personal property kept in or about the Building or the Project which is capable of being insured against under ISO Causes of Loss – Special Form Coverage, or for loss of business revenue or extra expense arising out of or related to the use and occupancy of the Demised Premises, to the extent there is insurance carried by such party or required to be carried by such party under this Lease. Each party shall, upon obtaining the property damage insurance required by this Lease, notify the insurance carrier that the foregoing waiver is contained in this Lease and use all reasonable efforts to obtain an appropriate waiver of subrogation in the policies.

6.5 **Cooperation**. Landlord and Tenant shall cooperate with each other in the collection of any insurance proceeds which may be payable in the event of any loss, including execution and delivery of any proof of loss or other action required to such recovery.

VII. OPERATING, MAINTENANCE AND REPAIR EXPENSES.

7.1 **Utility Charges.** Tenant covenants and agrees to contract in Tenant's own name and pay all charges for gas, electricity, light, heat, power, telephone, telecommunication, internet, or other data transmission or utility services used, rendered or supplied to or for the Demised Premises. During completion of Tenant's Work, Tenant shall have submeters installed for utilities serving the Demised Premises so Tenant will only be charged for its utility usage in the Building.

7.2 **Common Facilities Charges**. Tenant covenants and agrees to pay, as Additional Rent, Tenant's Pro Rata Share of Common Facilities Charges (as herein defined). The term "**Common Facilities Charges**" shall mean: all costs and expenses of operating, repairing, maintaining, upkeep and replacing of the Common Facilities, the Building, the Improvements, the Property and the Project including, without limitation, upkeep and replanting of grass, trees, shrubs and landscaping; removal of dirt, debris, obstructions and litter from the Parking Area, landscaped areas, sidewalks and driveways; trash and garbage disposal for the Common Facilities and the tenants of the Property or Project; exterior window washing; repairs, resurfacing, resealing, re-striping, sweeping and snow and ice removal from the Parking Area, sidewalks, and driveways; removal of graffiti and repair of vandalism; any heating, ventilation and air conditioning units, systems, equipment and facilities ("**HVAC**") serving the Building and the Common Facilities including, without limitation, replacement of filters, periodic inspections and any maintenance contracts (provided that Landlord shall not be obligated to carry any maintenance contracts and Tenant shall maintain or carry maintenance contracts on heating and cooling systems within the Demised Premises); building signs; stairways; elevators; skylights; gas, electricity, light, heat, power and other utilities for the Common Facilities; extermination services; fire protection systems, monitoring and sprinkler systems; exterior painting; interior painting of the Common Facilities; replacement of interior light bulbs, light fixtures and ballasts

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in the Common Facilities; maintenance and repairs to roofs; repair, maintenance and replacement of damaged or broken exterior glass or windows; water and sewage disposal systems and charges; storm drainage systems and charges (including, without limitation, any detention, drainage or pond areas located within the Project); irrigation and landscaping sprinkler systems; association assessments, dues and fees; supplies and the cost of any rental of equipment in implementing such services; wages, salaries, compensation, taxes, medical and other insurance, pension and retirement plans, and all other benefits and costs of personnel engaged in the operation, management, maintenance, service or security of the Property or Project including, without limitation, property managers and all other personnel for the daily supervision and performance thereof; a reasonable management fee, not to exceed five percent (5%) per annum (except for construction management fees) of the gross revenue derived from the Project; all deductibles for Landlord's Insurance; all alterations, additions, improvements and other capital expenditures for the Property or Project (a) in order to conform to changes subsequent to the date of this Lease in any laws, ordinances, rules, regulations or orders of any applicable governmental authority, or (b) which are intended as a cost or labor saving device or to effect other economies in the operation of the Property or Project, subject to amortization of such costs at a market rate of interest over the useful life thereof, as determined by generally accepted accounting practices; and personal property taxes on personal property used to service the Common Facilities, licenses and permits for operation of the Project, if any. The Common Facilities Charges shall not be subject to amortization except as otherwise expressly herein required. Landlord may cause any or all of such services to be provided by independent contractor(s) and sub-contractor(s). The cost of personnel may be prorated by Landlord, in an equitable manner, if such personnel provides services for other properties in addition to the Property or Project. Notwithstanding the foregoing, Tenant shall have no responsibility for any Common Facilities Charges payable with respect to the following: (1) repairs, restoration or other work occasioned by fire, wind, the elements or other casualty to the extent covered by property casualty insurance on the Property; (2) income and franchise taxes of Landlord; (3) except in the event of a Default by Tenant hereunder, expenses incurred in leasing to or procuring of tenants, leasing commissions, advertising expenses and expenses for renovating of space for new tenants; (4) interest or principal payments on any mortgage or other indebtedness of Landlord; (5) any depreciation allowance or expense; (6) utilities/operating/maintenance expenses which are the exclusive responsibility of a tenant other than Tenant; (7) any increase in insurance premiums for insurance required to be carried by Landlord hereunder if caused by the particular use of a tenant other than Tenant; (8) costs and expenses associated with the operation of the business of the person or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Property and Demised Premises, including accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, financing, mortgaging or otherwise transferring any of Landlord's interest in the Demised Premises and outside fees paid in connection with disputes with prior or future tenants; (9) costs and expenses directly resulting from the negligence or intentional misconduct of Landlord or its agents, employees or contractors; (10) costs for which the Landlord has been reimbursed by any insurance of the Landlord or any prior or future tenant of all or any part of the Demised Premises; (11) any bad debt loss, rent or reserves for bad debts; (12) any fines, penalties or interest incurred by the Landlord not relating to any amounts Tenant has failed to pay under this Lease; and (13) any costs of replacing the HVAC unit serving the Building that are incurred at any time prior to the first (1st) anniversary of the Commencement Date.

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(a) Controllable Common Facilities Charges. "**Controllable Common Facilities Charges**" means all Common Facilities Charges, excluding expenses relating to (i) Taxes, (ii) utilities, (iii) insurance, (iv) snow, ice and debris removal, (v) security, (vi) other weather-related costs (including extraordinary landscaping maintenance costs resulting from infestation, storms, drought and other severe weather); (vii) costs to comply with changes in Laws, and (viii) other expenses not within Landlord's reasonable control.

(b) Cap On Controllable Common Facilities Charges. Notwithstanding anything in the Lease to the contrary, Landlord agrees that in no event shall Controllable Common Facilities Charges for any calendar year after the 2014 Calendar Year increase by more than five percent (5%) in excess of Controllable Common Facilities Charges for the immediately preceding Calendar Year, on a compounding and cumulative basis. However, any increases in Common Facilities Charges not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding calendar years during the Lease Term (subject to the foregoing limitation) until fully recouped by Landlord.

7.3 Tenant's Maintenance Obligation. Tenant, at its sole cost and expense, shall maintain, repair, replace and keep the Demised Premises and all improvements, fixtures and personal property thereon in good, safe and sanitary condition, order and repair and in accordance with all applicable laws, ordinances, orders, rules and regulations of governmental authorities having jurisdiction. Tenant shall perform or contract for and promptly pay directly, for trash and garbage disposal (to the extent that Tenant's trash and garbage disposal requirements exceed the usual requirements of tenants in the Building, as determined by Landlord), janitorial and cleaning services; security services, interior window washing services, interior painting, repair and replacement of all damage to doors (including, without limitation, any loading dock doors, dock levelers and related dock systems and areas), repair, maintenance and replacement of damaged or broken interior glass, plate glass and other breakable materials, and replacement of interior light bulbs, light fixtures and ballasts in or serving the Demised Premises. Tenant shall operate, maintain, repair and replace the pipes and other equipment and facilities for water, sewage and other utility services serving the Demised Premises from the point of entry to the Demised Premises for the utilities exclusively serving the Demised Premises. All costs of maintenance and repairs paid by Landlord if Tenant fails to pay the same shall be considered Additional Rent hereunder. All maintenance and repairs to be performed by Tenant shall be done promptly, in a good and workmanlike fashion, and without diminishing the original quality of the Demised Premises or the Property.

7.4 Landlord's Maintenance Obligation. Landlord shall maintain and replace the exterior walls and structural elements of the Building and the Improvements, which shall be at Landlord's sole cost except as expressly included in Common Facilities Charges. Without limiting the foregoing, Landlord shall, as part of its obligation to maintain and repair structural elements of the Building, repair any heaving of floors in the Demised Premises so that the floors are level to within reasonable tolerances. Landlord, at its sole cost and expense, shall be responsible for the replacement of the roofs of the Building. Landlord's maintenance obligation under this Section shall be determined in Landlord's reasonable discretion; provided however, that any roof repair or maintenance by Landlord shall require fifteen (15) days prior written notice to Tenant and must be completed in a manner that will not interfere with Tenant's equipment or Tenant's use of the equipment located in the laboratory portion of the Demised

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Premises. For the purposes of this Section, all work and costs for the roofs of the Building shall be considered to be maintenance and repairs included in the Common Facilities Charges, except for the replacement of the entire roofing system of the Building by Landlord hereunder.

7.5 Building Services.

(a) Landlord shall cause to be made available at general points of usage in the Demised Premises facilities for the supply of domestic hot (or tempered) and cold running water, and facilities for electric power for normal lighting and small office equipment. Tenant shall maintain the heating and air conditioning for the Demised Premises at such temperatures as are customary for similar quality office buildings in the area.

(b) Tenant shall be entitled to connect high wattage electrical equipment (including, without limitation, steam generators, hoods, chillers, coolers, freezers, extruders, fans, chimneys, other laboratory and computer equipment and large copy machines) and install heat generating equipment or machinery in the Demised Premises provided that Tenant, at its sole cost, shall be responsible for all alterations or improvements to the roof, HVAC, electric demising walls or other utility systems serving the Demised Premises, which alterations shall be Changes that are subject to the terms and conditions of Section 8.12 below. Tenant shall not make any alterations or improvements to the Demised Premises or install any equipment or machinery which would adversely affect other HVAC systems in the Building. Tenant shall pay directly the cost of any modifications to the electrical system or heating and air conditioning system of the Building necessitated by Tenant's usage of the Building, the cost of separate metering if required by Landlord, and the cost of any additional electrical service provided to Tenant, unless billed directly to Tenant by the utility company.

(c) Except in the event of Landlord's negligence or intentional misconduct, Landlord shall not be liable for any damage, loss or expense incurred by Tenant by reason of any interruption, reduction (permanent or temporary) or failure of any utilities or services for the Demised Premises or the Building. If any discontinuance of utility service is necessary in order to make repairs or alterations or if otherwise required in connection with the fulfillment of Landlord's obligations under this Lease (even in the event of emergency), Landlord shall notify Tenant's local property manager, who will work with Landlord for the orderly temporary shutdown of equipment in the Demised Premises. No failure, interruption or reduction of utilities or services shall be construed as an eviction or disturbance of possession by Landlord and Tenant shall have no right to terminate this Lease as a result thereof. Notwithstanding anything in this Section 7 to the contrary, if (i) the Demised Premises, or a material portion of the Demised Premises, is made untenantable for a period in excess of three (3) consecutive business days as a result of an interruption of essential services, such as fire protection or water, that is a result of Landlord's negligence or intentional misconduct or is otherwise within Landlord's reasonable control and (ii) Tenant is unable to, and does not, conduct its normal business operations in all or any material portion of the Demised Premises as a result thereof, then Tenant shall be entitled to receive an abatement of Basic Rent and Additional Rent payable hereunder during the period beginning on the fourth (4th) consecutive business day of the service failure and ending on the day the service has been restored; provided, however, that (1) the foregoing conditional abatement of Basic Rent and Additional Rent shall not apply to the extent that the interruption is a result of Tenant's negligence, intentional misconduct or breach of this Lease and

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(ii) such abatement shall be in proportion to the portion of the Demised Premises which Tenant is unable to use. In no event, however, shall Landlord be liable to Tenant for any loss or damage, direct or indirect, special or consequential, including loss of business, arising out of or in connection with the failure of any such utility services. The foregoing provisions regarding interruption of utility services shall not apply in case of damage to or destruction of the Premises, which shall be governed by Section 9 of this Lease.

(d) Tenant shall promptly notify Landlord of any accidents or defects in the Building or the Project of which Tenant becomes aware, including defects in pipes, electric wiring and HVAC equipment, and of any condition which may cause injury or damage to the Building or the Project or any person or property therein.

7.6 **Additional Services**. If Tenant requests and Landlord agrees to provide any additional services which may be required by Tenant, including locksmithing, non-Project standard lamp replacement, additional janitorial services and maintenance, Tenant shall pay to Landlord, upon billing, all of Landlord's costs for such additional services, plus an administrative fee equal to 5% of such additional service. Charges for any service for which Tenant is required to pay hereunder shall be deemed to be Additional Rent and shall be billed monthly.

VIII. OTHER COVENANTS OF TENANT.

8.1 **Limitation of Use by Tenant; Prohibited Uses**. Tenant covenants and agrees to use the Demised Premises only for the use or uses set forth as Permitted Uses by Tenant in the Summary and for no other purposes, except with the prior written consent of Landlord, in its reasonable discretion which consent shall not be unreasonably withheld as long as such use is in compliance with all Laws. Notwithstanding anything in this Lease to the contrary, Tenant shall not use any portion of the Demised Premises for any purpose or in any manner which is a Prohibited Use. "**Prohibited Use**" means any of the following: (i) The operation of a so-called "head shop" or other business devoted to the sale or production of articles or merchandise normally used or associated with illegal or unlawful activities such as, but not limited to, the sale of paraphernalia used in connection with marijuana or controlled drugs or substances or the operation of any marijuana dispensary or production facility regardless of whether the sale or production of marijuana or controlled drugs or substances is legal or lawful; A gun shop, shooting gallery or firearms range; (ii) A so-called massage parlor or any business which sells, rents or permits the viewing of so-called "adult" or pornographic materials such as, but not limited to, adult magazines, books, movies, photographs, sexual aids, sexual articles and sex paraphernalia; (iii) Any use involving the sale or distribution of any flammable liquids, gases, or other Hazardous Substances; (iv) An off-track betting parlor or arcade; (v) A liquor store or other establishment whose primary business is the sale of alcoholic beverages for off-site consumption; (vi) A convenience store; (vii) A tattoo or piercing parlor or similar businesses; or (viii) A burlesque or strip club.

8.2 **Compliance with Laws**. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises in violation of any law, ordinance, order, rule or regulation of any governmental authority having jurisdiction (collectively, "**Laws**") and that the Demised

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Premises shall be used, kept and maintained in compliance with any such Laws and with the certificate of occupancy issued for the Building and the Demised Premises.

8.3 [Intentionally Deleted].

8.4 No Waste or Impairment of Value. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises or the Property which might impair the value of the Demised Premises or the Property, or which would constitute waste.

8.5 No Structural or Electrical Overloading. Tenant covenants and agrees that nothing shall be done or kept on the Demised Premises or the Building and that no improvements, changes, alterations, additions, maintenance or repairs shall be made to the Demised Premises which might impair the structural soundness of the Building, which might result in an overload of electrical lines serving the Building or which might interfere with electric or electronic equipment in the Building or on any adjacent or nearby property. In the event of violations hereof, Tenant covenants and agrees to immediately remedy the violation at Tenant's expense and in compliance with all requirements of governmental authorities and insurance underwriters.

8.6 No Nuisance, Noxious or Offensive Activity. Notwithstanding anything in this Lease to the contrary, Tenant shall not use any portion of the Project for any purpose or in any manner which (a) is unlawful or in violation of any Laws (including, without limitation, those related to noise levels and/or emissions), or (b) would create or continue a nuisance. Tenant covenants and agrees that no noxious or offensive fumes or odors shall be ventilated out the roof of the Demised Premises in accordance with all Laws.

8.7 [Intentionally deleted].

8.8 No Unsightliness. No refuse, scrap, debris, garbage, trash, bulk materials or waste shall be kept, stored or allowed to accumulate outside the Demised Premises or the Property except as may be enclosed within the Demised Premises; all pipes, wires, poles, antennas and other facilities for utilities or the transmission or reception of audio or visual signals or electricity shall be kept and maintained underground or enclosed within the Demised Premises or appropriately screened from view; and no temporary structure shall be placed or permitted on the Demised Premises or the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, if such temporary structure is required to temporarily store products produced at the Demised Premises for fulfillment of a customer orders prior to delivery to such customer.

8.9 [Intentionally deleted].

8.10 Restriction on Signs and Exterior Lighting. Tenant covenants and agrees that, except as expressly set forth in **Rider 1** attached hereto, no signs or advertising devices of any nature shall be erected or maintained by Tenant on the Demised Premises or the Property and no exterior lighting shall be permitted on the Demised Premises or the Property, except for signs complying with the signage specifications attached hereto as **Exhibit D** and approved by Landlord in writing, in its sole and subjective discretion.

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8.11 No Violation of Covenants. Tenant covenants and agrees not to commit, suffer or permit any violation of any covenant, condition or restriction affecting the Demised Premises or the Property.

8.12 Restriction on Changes and Alterations. Tenant covenants and agrees not to structurally improve, change, alter, add to, remove or demolish any improvements on the Demised Premises ("**Changes**"), without the prior written consent of Landlord which consent shall not be unreasonably withheld, and unless Tenant complies with all conditions which may be imposed by Landlord, in its reasonable discretion, in connection with such consent; and unless Tenant pays, as Additional Rent, to Landlord the reasonable costs and expenses of Landlord for architectural, engineering or other consultants which may be reasonably incurred by Landlord in determining whether to approve any such Changes. Notwithstanding the foregoing, (i) Landlord's consent shall not be required for Changes that are not visible from outside the Demised Premises, cost less than $300,000 and do not affect the Building structure or Building systems, and (ii) Landlord hereby consents to the Changes to be made as part of Tenant's Work; provided, however, that such Changes are performed in accordance with the terms and conditions of the Work Letter attached hereto. If such consent is given, no such Changes shall be permitted unless (a) Tenant shall have procured and paid for all necessary permits and authorizations from any governmental authorities having jurisdiction; (b) such Changes shall not reduce the value of the Property; (c) such Changes are located wholly within the Demised Premises or the License Areas (as defined in Rider 1), shall not adversely affect the structural integrity of the Building or the operation of the HVAC, plumbing, electrical, water, or sewer systems servicing the Building or the Property; (d) such Changes shall not affect or impair existing insurance on the Property; and (e) Tenant, at Tenant's sole cost and expense, shall maintain or cause to be maintained workmen's compensation insurance covering all persons employed in connection with the work and obtains liability insurance covering any loss or damage to persons or property arising in connection with any such Changes and such other insurance or bonds as Landlord may reasonably require. Tenant covenants and agrees that all Changes other than equipment installed by Tenant even if such equipment would be a fixture shall become the property of the Landlord at the expiration or earlier termination of the Lease Term or the early termination of Tenant's right to occupy the Demised Premises if not removed by Tenant upon termination or, if Landlord so requests, Tenant shall, at or prior to expiration of the Lease Term and at its sole cost and expense, remove such Changes and restore the Demised Premises to their condition prior to such Changes. As used in this Lease, "Changes" include real property improvements (including fixtures) made to the Project as part of Tenant's Work.

8.13 No Mechanic's Liens. Tenant covenants and agrees not to permit or suffer, and to cause to be removed and released, any mechanic's, materialmen's or other lien on account of supplies, machinery, tools, equipment, labor or material furnished or used in connection with the construction, alteration, improvement, addition to or repair of the Demised Premises by, through or under Tenant. At least twenty (20) days prior to any Changes, Tenant shall provide written notice to Landlord of the date of commencement of any Changes. Landlord shall have the right, at any time and from time to time, to post and maintain on the Demised Premises and Building such notices as Landlord deems necessary to protect the Demised Premises against such liens. Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien, provided that, if required to prevent a default by Landlord under Landlord's Mortgage, Tenant shall bond, escrow or pay the premium to endorse the title

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insurance policy of Landlord and any Mortgagee until such contest of the lien is completed. If Tenant so contests, on final determination of the lien or claim for lien, if the lien is determined valid, Tenant shall immediately pay any judgment rendered, with interest and costs, and shall cause the lien to be released and any judgment satisfied.

8.14 **No Other Encumbrances; Tenant's Equipment**. Tenant covenants and agrees not to obtain any financing secured by Tenant's interest in the Demised Premises and not to encumber the Demised Premises or Landlord's or Tenant's interest therein, without the prior written consent of Landlord, in its sole and subjective discretion, and to keep the Demised Premises free from all liens and encumbrances except liens and encumbrances existing upon the date of commencement of the Lease Term or liens and encumbrances created by Landlord. Notwithstanding the foregoing, Tenant may lien or otherwise finance all or any of Tenant's Equipment (as defined below). In no event shall Landlord have the right to place a lien, whether statutory, consensual or otherwise, and whether pre-judgment or post-judgment, on any of Tenant's Equipment. Notwithstanding the foregoing, Landlord does not waive, relinquish or subordinate any rights or remedies that Landlord may now have, or shall ever enjoy, as a judgment creditor to the extent that any such rights or remedies arise or are perfected from and after the Effective Date. "**Tenant's Equipment**" means all equipment, apparatus, machinery, signs, furniture, furnishings, trade fixtures, fire lines or pipes, fans, exhaust hoods, chillers, freezers, coolers, boilers, generators, extruders and personal property used in the operation of the business of Tenant (as distinguished from the use and operation of the Demised Premises) including any HVAC equipment used in or servicing the laboratory area of the Demised Premises whether or not such equipment is a fixture.

8.15 **Subordination to Landlord Mortgages**.

(a) Tenant covenants and agrees that this Lease and Tenant's interest in the Demised Premises shall be junior and subordinate to any mortgage or deed of trust ("**Mortgage**") now or hereafter encumbering the Property. In the event of a foreclosure of any Mortgage, Tenant shall attorn to the party acquiring title to the Property as the result of such foreclosure. No act or further agreement by Tenant shall be necessary to establish the subordination of this Lease to any such Mortgage, which subordination is self-executing, but Tenant covenants and agrees, upon request of Landlord, to execute such documents as may be necessary or appropriate to confirm and establish this Lease as subordinate to any Mortgage in accordance with the foregoing provisions, provided that such documents contain commercially reasonable non-disturbance covenants. Alternatively, Tenant covenants and agrees that, at the option of any mortgagee or holder of a Mortgage encumbering the Property ("**Mortgagee**"), Tenant shall execute commercially reasonable documents as may be necessary to establish this Lease and Tenant's interest in the Demised Premises as superior to any such Mortgage within thirty (30) days after Tenant's receipt thereof so long as such documents do not amend the provisions of this Lease. If any Mortgagee or purchaser at foreclosure thereof, succeeds to the interest of Landlord in the Land or the Building, such person shall not be (i) liable for any act or omission of Landlord under this Lease which are not ongoing repair or maintenance obligations; (ii) liable for the performance of Landlord's covenants hereunder which arise prior to such person succeeding to the interest of Landlord hereunder which are not ongoing repair or maintenance obligations; (iii) bound by the payment of any rent which Tenant may have paid more than one month in advance; (iv) liable for any security deposit which was not delivered to

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such person; or (v) bound by any modifications to this Lease to which such holder has not consented in writing.

(b) Landlord shall, subject to the terms and conditions of this Section 8.15(b), use commercially reasonable efforts to obtain for Tenant from the existing Mortgagee and each future Mortgagee a subordination, non-disturbance and attornment agreement on such Mortgagee's standard form (each, a "**SNDA**"). Notwithstanding the foregoing, the Lease and Tenant's obligations hereunder shall not be affected or impaired in any respect should any Mortgagee decline to enter into a SNDA. If such Mortgagee executes and delivers to Landlord a SNDA and Landlord delivers the same to Tenant, and Tenant either fails or refuses to execute and deliver the SNDA within 10 days following Landlord's delivery of such SNDA to Tenant, then Landlord shall have no further obligation to obtain a SNDA for Tenant from such Mortgagee. In no event shall Landlord be required to (i) expend any additional sums in its effort to obtain the SNDA, (ii) commence any litigation in order to obtain the SNDA or (iii) take any step which may, in Landlord's reasonable judgment, have an adverse effect on its relationship with any Mortgagee. If any Mortgagee shall impose any fee as a condition of entering into the SNDA, Landlord may withdraw its request therefor unless, within twenty (20) days after Landlord's notice to Tenant as to such fee and the amount thereof, Tenant shall deliver to Landlord the full amount of such fee. If Tenant fails to deliver to Landlord the full amount of such fee within such period, Landlord may withdraw its request for the SNDA, in which event Landlord shall have no further obligation to obtain such SNDA.

8.16 No Assignment or Subletting.

(a) Tenant covenants and agrees not to make or permit a Transfer by Tenant, as hereinafter defined, without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. A "**Transfer**" by Tenant shall include an assignment of this Lease, a sublease of all or any part of the Demised Premises or any assignment, sublease, transfer, mortgage, pledge or encumbrance of all or any part of the Demised Premises or of Tenant's interest under this Lease or in the Demised Premises, by operation of law or otherwise, or the use or occupancy of all or any part of the Demised Premises by anyone other than Tenant. Any such Transfer by Tenant without Landlord's written consent shall be void and shall constitute a Default by Tenant under this Lease. If Landlord consents to any Transfer by Tenant, Tenant shall not be relieved of its obligations under this Lease and Tenant shall remain liable, jointly and severally, and as a principal, not as a guarantor or surety, under this Lease, to the same extent as though no Transfer by Tenant had been made, unless specifically provided to the contrary in Landlord's prior written consent. The acceptance of rent by Landlord from any person other than Tenant shall not be deemed to be a waiver by Landlord of the provisions of this Section or of any other provision of this Lease and any consent by Landlord to a Transfer by Tenant shall not be deemed a consent to any subsequent Transfer by Tenant.

(b) If Tenant requests Landlord's consent to a Transfer, Tenant shall submit to Landlord in writing the name of the proposed transferee, the effective date of the Transfer, the terms of the proposed Transfer, a copy of the proposed form of sublease or assignment, and such information as to the business, reputation, responsibility, and financial capacity of the transferee as Landlord shall reasonably require to evaluate the request. It shall be reasonable for the Landlord to withhold its consent to any Transfer where: (i) in the case of a sublease, the

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subtenant has not acknowledged that the provisions of this Lease control over any inconsistent provision in the sublease; or (ii) in Landlord's reasonable opinion, the proposed transferee does not have the ability to perform its obligations under the assignment or sublease; or (iii) the intended use by the transferee would damage the goodwill or reputation of the Building; or (iv) the intended use is not compatible with other uses of the Building, or is not permitted by applicable law or covenant. The foregoing criteria are not exhaustive, and Landlord may withhold consent to a Transfer on any other reasonable grounds. Tenant shall reimburse Landlord for all of Landlord's costs incurred in connection with any request for consent to a Transfer, including, without limitation, a reasonable sum for attorneys' fees not to exceed One Thousand Dollars ($1,000.00).

(c) At the request of Landlord, Tenant shall pay over to Landlord, as Additional Rent, fifty percent (50%) of all sums received by Tenant in excess of the rent payable by Tenant hereunder which is attributable on an equally allocable Floor Area basis, to any subletting of all or any portion of the Demised Premises so subleased, and all consideration received on account of or attributable to any assignment of this Lease, in each case net of all reasonable and documented expenses and costs incurred by Tenant in connection with such assignment or subletting, including, without limitation, commissions, allowances, improvement costs and other concessions provided to the sublessee or assignee.

(d) If Landlord consents to a Transfer by Tenant, then any option to renew this Lease, right to extend the Lease Term, or option or right of refusal to expand the Demised Premises shall automatically terminate.

(e) Tenant covenants and agrees to pay, as Additional Rent to Landlord, the amount of $1,000.00 as the total fee to compensate Landlord for processing such request whether or not the consent of Landlord is given to the Transfer requested by Tenant. Tenant shall pay such $1,000.00 administrative charge, which shall be due and payable to Landlord at the time that Tenant submits such request for consent to the Transfer to Landlord. The payment of such administrative charge and other costs and expenses by Tenant shall be a condition precedent to the effectiveness of any consent by Landlord to such Transfer.

(f) Notwithstanding anything to the contrary, Tenant shall not be entitled to make a Transfer to an existing tenant of the Project, or any subtenant or assignee thereof, or any person or entity with whom Landlord or its Related Parties (as herein defined) negotiated or had contact or to whom Landlord has given, or received therefrom, any written or oral proposal regarding a lease of space in the Project within the six (6) month period preceding Tenant's request for such Transfer. If at the time of the proposed Transfer there is any vacant or unoccupied space in the Building, Tenant shall not be entitled to Transfer or offer to Transfer the Demised Premises at a rental rate less than the prevailing fair market rental then offered by Landlord, in its sole and subjective discretion, for such other space.

(g) For the purposes of this Lease, the term "Transfer" shall also include: the transfer or change, whether voluntary, involuntary or by operation of law, of forty-nine percent (49%) or more of the control or ownership, whether legal or beneficial, in Tenant within a twelve (12) month period; the dissolution, merger, consolidation or other reorganization of Tenant; or the withdrawal, resignation or termination of the majority of any general partners, managers or

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board of directors of Tenant. This subsection (g) shall not apply (i) to any Permitted Transfer, nor (ii) so long as Tenant is publicly-traded.

(h) As a condition to Landlord's consent to a Transfer by Tenant, any assignee shall expressly assume all the obligations of Tenant under this Lease in a written instrument reasonably satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of such assignment, and any subtenant shall covenant to Landlord to comply with all obligations of Tenant under this Lease as applied to the portion of the Demised Premises so sublet and to attorn to Landlord, at Landlord's written election, in the event of any termination of this Lease prior to the expiration date of the Lease Term, all of which shall be in a written instrument satisfactory to Landlord and furnished to Landlord not later than fifteen (15) days prior to the effective date of such sublease.

(i) Notwithstanding anything to the contrary contained herein, in no event shall Tenant assign this Lease or enter into any Transfer for the possession, use, occupancy or utilization (collectively, "**use**") of any part of the Demised Premises which (i) provides for a rental or other payment for such use based in whole or in part on the income or profits derived by any person from the Demised Premises (other than an amount based on a fixed percentage or percentages of gross receipts or sales), or (ii) would cause any portion of the amounts payable to Landlord hereunder to not constitute "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code, and any such purported Transfer shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Demised Premises.

8.17 Annual Financial Statements. Tenant covenants and agrees to furnish to Landlord, within thirty (30) days after written request thereof from Landlord, copies of financial statements of Tenant audited, if requested by Landlord, by a certified public accountant, and agrees that Landlord may deliver any such financial statements to any existing or prospective Mortgagee or purchaser of the Property. The financial statements shall include a balance sheet as of the end of, and a statement of profit and loss for, the preceding fiscal year of Tenant and, if regularly prepared by Tenant, a statement of sources and use of funds for the preceding fiscal year of Tenant. Landlord and any existing or prospective Mortgagee or purchaser of the Property must agree to take commercially reasonable steps to keep such financial statements confidential. Notwithstanding anything in this Section 8.17 to the contrary, (a) Tenant shall not be required to provide financial statements more than once per calendar year (except to the extent required by any Lienholder or prospective purchaser of the Project), (b) upon Tenant's request, Landlord shall sign and deliver a reasonable confidentiality agreement with respect to the Financial Reports, and (c) Tenant shall not be required to provide financial statements so long as (i) Tenant is a publicly-traded company, (ii) Tenant is in compliance with the financial reporting requirements from time to time established by the United States Securities and Exchanges Commission, (iii) the financial statements are publicly available for free downloading in electronic format, and (iv) a Default by Tenant is not continuing under this Lease.

8.18 Personal Property Taxes. Tenant covenants and agrees to pay directly and promptly when due, all personal property taxes on personal property of Tenant on the Demised Premises.

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8.19 Estoppel Certificates. Tenant covenants and agrees to execute, acknowledge and deliver to Landlord, within fifteen (15) business days after Landlord's written request, a written statement certifying that this Lease is unmodified (or, if modified, stating the modifications) and in full force and effect; stating the dates to which Basic Rent has been paid; stating the amount of the Security Deposit held by Landlord; stating that to Tenant's knowledge, there have been no defaults by Landlord or Tenant and no event which with the giving of notice or the passage of time, or both, would constitute such a default (or, if there have been defaults, setting forth the nature thereof); and stating such other factual matters concerning this Lease as Landlord may reasonably request. Tenant agrees that such statement may be delivered to and relied upon by any existing or prospective Mortgagee or purchaser of the Property. Tenant agrees that a failure to deliver such a statement within fifteen (15) days after written request from Landlord shall be conclusive upon Tenant that this Lease is in full force and effect without modification except as may be represented by Landlord; that there are no uncured defaults by Landlord or Tenant under this Lease except as may be represented by Landlord; and that any representation by Landlord with respect to Basic Rent, the Security Deposit, the Monthly Deposits and any other permitted matter are true.

8.20 Landlord Right to Inspect and Show Premises and to Install "For Sale" Sign; Secure Areas. Tenant covenants and agrees that Landlord and the authorized representatives of Landlord shall have the right upon reasonable prior written notice, to enter the Demised Premises other than the laboratory portion of the Demised Premises at any reasonable time during ordinary business hours (or at any time in the event of an emergency) for the purposes of inspecting, repairing or maintaining the same or performing any obligations of Tenant which Tenant has failed to perform hereunder or for the purposes of showing the Demised Premises to any existing or prospective Mortgagee, purchaser or tenant of the Property or the Demised Premises. Landlord shall only be permitted in the laboratory space escorted by a representative of Tenant and only with a prior appointment. Tenant covenants and agrees that Landlord may at any time in the last three (3) months of the Lease Term or any extension, and from time to time place on the Property or outside the Demised Premises a sign advertising the Property or the Demised Premises for sale or for lease. Notwithstanding anything to the contrary contained in this Section 8.20, Landlord shall not, except in the case of emergency or with Tenant's prior written consent, be permitted access to access the laboratory space in the Demised Premises ("**Secure Areas**"). Tenant may install locks or other security devices on the Secure Areas and shall not be required to provide Landlord with keys or codes to the same. Any entry by Landlord to Secure Areas (except in the event of emergencies) shall be subject to reasonable rules and regulations established by Tenant from time-to-time. Entry by Landlord into the Secure Area shall be in the company of authorized Tenant personnel except in an emergency, in which event, if no representative with a key to such Secure Area is immediately available, Landlord shall have a right to break down the doors to such Secure Areas for the purpose of dealing with the emergency. In such event, Tenant shall be responsible for any damage caused by such entrance. Notwithstanding anything in this Lease to the contrary, Tenant hereby (a) releases Landlord from all obligations and liabilities with respect to the Secure Area under this Lease (including, without limitation, any obligations to repair or maintain such area), and (b) waives all Claims (as defined below) relating to Tenant's use of the Secure Areas.

8.21 Landlord Title to Fixtures, Improvements and Equipment. Tenant covenants and agrees that all fixtures and improvements on the Demised Premises and all equipment and

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personal property relating to the use and operation of the Demised Premises (other than the equipment installed by Tenant for operation of the business of Tenant), including all plumbing, heating, lighting, electrical and air conditioning fixtures and equipment (unless related to operation of Tenant's equipment), whether or not attached to or affixed to the Demised Premises, and whether now or hereafter located upon the Demised Premises, shall if not removed by Tenant at the end of the term of the Lease be and remain the property of the Landlord upon expiration of the Lease Term or upon the early termination of Tenant's right to occupy the Demised Premises.

8.22 **Removal of Tenant's Equipment**. Tenant covenants and agrees to remove, at or prior to the expiration or earlier termination of the Lease Term or at the early termination of Tenant's right to occupy the Demised Premises, all of Tenant's Equipment, as hereinafter defined. If such removal shall injure or damage the Demised Premises Tenant covenants and agrees, at its sole cost and expense, at or prior to the expiration of the Lease Term or at the early termination of Tenant's right to occupy the Demised Premises, to repair such injury and damage in good and workmanlike fashion and to place the Demised Premises in the same or similar condition as the Demised Premises would have been in if such Tenant's Equipment had not been installed. If Tenant fails to remove any of Tenant's Equipment by the expiration of the Lease Term or at the early termination of Tenant's right to occupy the Demised Premises, Landlord may, at its option, keep and retain any such Tenant's Equipment or dispose of the same and retain any proceeds therefrom, and Landlord shall be entitled to recover from Tenant, any costs or expenses of Landlord in removing the same and in restoring the Demised Premises, in excess of the actual proceeds, if any, received by Landlord from disposition thereof. Tenant releases and discharges Landlord from any and all claims and liabilities of any kind arising out of Landlord's disposition of Tenant's Equipment after the end of the Lease Term.

8.23 **Tenant Indemnification of Landlord**. Except as otherwise set forth in this Section 8.23, Tenant covenants and agrees to protect, indemnify, defend and save Landlord and Landlord's managers, employees, agents, beneficiaries, successors, assigns and other related parties ("**Related Parties**") harmless from and against all liability, obligations, claims, damages, penalties, causes of action, losses plus costs and expenses, attorneys' fees in defending such claims (collectively, "**Claims**"), imposed upon, incurred by or asserted against Landlord or its Related Parties by reason of (a) any act or omission of Tenant or Tenant's agents, officers or employees or any other person entering upon the Demised Premises under express or implied invitation of Tenant (collectively, "**Tenant's Agents**"); (b) any failure on the part of Tenant or Tenant's Agents to perform or comply with any of the provisions, covenants or agreements of Tenant contained in this Lease; or (c) any violation by Tenant or Tenant's Agents of any law, ordinance, order, rule or regulation of governmental authorities having jurisdiction over Tenant or Tenant's Agents. Tenant further covenants and agrees that, in case any action, suit or proceeding is brought against Landlord or its Related Parties by reason of any of the foregoing, Tenant or Tenant's insurance carrier shall, at Tenant's sole cost and expense, defend Landlord in any such action, suit or proceeding with counsel reasonably acceptable to Landlord. This Section 8.23 (i) shall survive the expiration or earlier termination of this Lease, and (ii) shall not apply to the extent any Claim is caused by the negligence or intentional misconduct of Landlord or the Related Parties.

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8.24 Landlord Indemnification of Tenant. Landlord covenants and agrees to protect, indemnify, defend and save Tenant harmless from and against all Claims imposed upon, incurred by, or asserted against Tenant by reason of (a) Landlord's negligence or intentional misconduct; or (b) Claims arising in the Common Areas (except to the extent caused by the negligence or intentional misconduct of Tenant or Tenant's Agents). Tenant waives and releases any claims Tenant may have against Landlord or its Related Parties for loss, damage or injury to person or property sustained by Tenant or Tenant's Agents resulting from any cause whatsoever other than negligence or intentional misconduct of Landlord. Notwithstanding anything to the contrary, the indemnification of Tenant by Landlord provided in this Section 8.24 shall be subject to all waivers, limitations and restrictions otherwise provided in this Lease. Notwithstanding anything to the contrary, Landlord and its Related Parties shall not be personally liable with respect to any of the terms, covenants and conditions of this Lease, and Tenant shall look solely to the equity of Landlord in the Property or to Landlord's insurance in the event of any default or liability of Landlord under this Lease, such exculpation of liability to be absolute and without any exception whatsoever.

8.25 Release upon Transfer by Landlord. In the event of a transfer by Landlord of the Property or of Landlord's interest as Landlord under this Lease, Landlord's successor or assign shall, from and after the date of such transfer, assume and take subject to and be bound by this Lease and in such event, Tenant covenants and agrees that Landlord and its Related Parties shall be released from all obligations of Landlord under this Lease, except obligations which arose and matured prior to such transfer by Landlord; that Tenant shall thereafter look solely to Landlord's successor or assign for satisfaction of the obligations of Landlord under this Lease; and that, upon demand by Landlord or Landlord's successor or assign, Tenant shall attorn to such successor or assign.

8.26 Rules and Regulations. Tenant shall observe and comply with rules and regulations attached hereto as **Exhibit C**, which may be amended from time to time by Landlord by providing written notice thereof to Tenant so long as such amendments do not materially increase or Tenant's obligations or decrease Tenant's rights under the Lease. Landlord shall not be responsible to Tenant for the failure of any other tenant of the Project to observe or comply with any of the rules or regulations.

8.27 Tenant's Representations, Warranties and Covenants Concerning Use of Hazardous Substances.

(a) Tenant shall, at its sole cost and expense, keep and maintain the Demised Premises in good condition, ordinary wear and tear and damage by fire or other casualty excepted and promptly respond to and clean up any release or threatened release of any Hazardous Substance (as hereinafter defined) into the drainage systems, soil, surface water, groundwater, or atmosphere, in strict compliance with OSHA and Applicable Environmental Law (as hereinafter defined) , then in effect, and as authorized or approved by all federal, state, and/or local agencies having authority to regulate the permitting, handling, and cleanup of Hazardous Substances; provided, however, Tenant's obligations under this sentence shall not include any Hazardous Substances which existed on the Property on the commencement of the Lease Term unless caused by any act or omission of Tenant or Tenant's Agents. Tenant and Tenant's Agents shall not use, store, generate, treat, transport, or dispose of any Hazardous

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Substance at the Property other than those used in compliance with Applicable Environmental Law then in effect, for the conduct of Tenant's business, which includes the processing and production of food and food flavorings and other by-products, cleaning and office liquids.

(b) Upon reasonable written request by Landlord, which shall not be made more often than 1 time per 12 month period, Tenant shall provide a list of Hazardous Substances that Tenant has used, generated, treated, stored, transported or otherwise been present on or in the Property pursuant to the provisions of this Section, and any releases of Hazardous Substances which were not in compliance with all Applicable Environmental Law, that occurred or were discovered on the Demised Premises by Tenant, if any. Upon written request, Tenant shall also provide a list of any compliance activities related to such Hazardous Substances, including all contacts with government agencies or private parties of any kind concerning Hazardous Substances; and all manifests, business plans, consent agreements or other documents relating to Hazardous Substances executed or requested during that time period. The report shall include copies of all documents and correspondence related to such activities and written reports of all oral contacts relating thereto. Tenant shall permit Landlord and its Related Parties to enter into and upon the Demised Premises, other than the laboratory space without notice, at all reasonable times (or at any time in the event of an emergency) for the purpose of inspecting the Demised Premises other than the laboratory space and all activities thereon. Any access or inspection of the laboratory portion of the Demised Premises shall require prior notice (even in the event of an emergency) and an escort provided by the Tenant. Such right of entry and inspection shall not constitute managerial or operational control by Landlord over any activities or operations conducted on the Property by Tenant.

(c) Landlord acknowledges that Tenant's use of the Demised Premises for the conduct of a food processing and production facility involves the use of Hazardous Substances and so long as Tenant's use is in compliance with all Applicable Environmental Laws, the presence of such Hazardous Substances shall be permitted at the Demised Premises.

(d) Tenant hereby indemnifies, defends and holds harmless Landlord from and against any suits, actions, legal or administrative proceedings, demands, claims, liabilities, fines, penalties, losses, injuries, damages, expenses or costs, including interest and attorneys' fees, incurred by, claimed or assessed against Landlord or its Related Parties any loss to Landlord or its Related Parties occasioned in any way by Tenant's use of Hazardous Substances on the Property; provided however, Tenant's obligations under this sentence shall only include any Hazardous Substances which Tenant brought onto the Property after the commencement of the Lease Term. This indemnity specifically includes the direct obligation of Tenant to perform any remedial or other activities required, ordered, recommended or requested by any agency, government official or third party, or otherwise necessary to avoid or minimize injury or liability to any person, or to prevent the spread of pollution from Hazardous Substances brought onto the Property after commencement of the Lease (hereinafter, the "**Remedial Work**"). Tenant shall perform all Remedial Work in its own name in accordance with Applicable Environmental Laws. This indemnity shall survive the termination of this Lease, but only with respect to the Hazardous Substances brought onto the Property during the Lease Term.

(e) Without limiting its obligations under any other Section of this Lease, Tenant shall be solely and completely responsible for responding to and complying with any

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administrative notice, order, request or demand, or any third party claim or demand relating to potential or actual contamination on the Property and resulting from the acts of Tenant and Tenant's Agents. The responsibility conferred under this Section includes but is not limited to responding to such orders on behalf of Landlord and defending against any assertion of Landlord's financial responsibility or individual duty to perform under such orders. Tenant assumes all liabilities or responsibilities which are assessed against Landlord in any action described under this Section. Tenant hereby agrees not to hold Landlord liable for damages, losses, costs, liabilities, fees and expenses, present and future, arising out of or in any way connected with Landlord's use, maintenance, ownership or operation of the Property, any condition of environmental contamination of the Property, or the existence of Hazardous Substances in any state on the Property, however they came to be placed there, but the discovery of Hazardous Substances on the Property that were not brought onto the Property by Tenant shall be grounds for termination of the Lease by Tenant, with any prepaid Base Rent or Additional Rent and the Security Deposit being refunded to Tenant within thirty (30) days of termination of the Lease by Tenant.

(f) Landlord confirms that Tenant's use of the laboratory space includes the use of Hazardous Substances and Landlord consents to Tenant's use of such Hazardous Substances, together with the use of ordinary cleaning and office products in customary quantities within the Demised Premises, in accordance with Applicable Environmental Laws and the terms and conditions of this Lease.

(g) "**Hazardous Substance(s)**" shall mean any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under any of the Applicable Environmental Laws (as hereinafter defined); oil and petroleum products, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; pesticides regulated under any of the Applicable Environmental Laws; asbestos and asbestos containing materials, PCBs and other substances regulated under any of the Applicable Environmental Laws; raw materials, building components and the product of any manufacturing or other activities on the Property; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communications Standard, 29 C.F.R. § 19.10.1200 et seq.; industrial process and pollution control wastes, whether or not defined as hazardous within the meaning of any Applicable Environmental Law; and any substance which at any time shall be listed as "hazardous" or "toxic" or regulated under any of the Applicable Environmental Laws.

(h) "**Applicable Environmental Law(s)**" shall include, but shall not be limited to, all federal, state, and local statutes, ordinances, regulations and rules regulating the environmental quality, health, safety, contamination and cleanup including, without limitation, the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Water Quality Act of 1987, as amended; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. § 136 et seq.; the Marine Protection, Research and Sanctuaries Act, as amended, 33 U.S.C. § 1401 et seq.; the National Environmental Policy Act, as amended, 42 U.S.C. § 4321 et seq.; the Noise Control Act, as amended, 42 U.S.C. § 4901 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §

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609 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. § 300(f) et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Atomic Energy Act, as amended, 42 U.S.C. § 2011 et seq.; the Nuclear Waste Policy Act of 1982, as amended, 42 U.S.C. § 10101 et seq.; and state superlien and environmental cleanup statutes, with implementing regulations and guidelines. Applicable Environmental Laws shall also include all federal, state, regional, county, municipal, agency, judicial and other local laws, statutes, ordinances, regulations, rules and rulings, whether currently in existence or hereinafter enacted or promulgated, that govern or relate to: (i) the existence, cleanup and/or remedy of contamination of property; (ii) the protection of the environment from spilled, deposited or otherwise emplaced contamination; (iii) the control of Hazardous Substances; or (iv) the use, generation, discharge, transportation, treatment, removal or recovery of Hazardous Substances.

(i) Tenant acknowledges and agrees that Landlord has, prior to the Effective Date, delivered to Tenant that certain Phase I Environmental Site Assessment dated May 4, 2004, prepared by EBI Consulting and bearing Project No. 240827A, (the "**Environmental Report**"). Landlord shall have no liability to Tenant on account of any of the matters disclosed in the Environmental Report. Landlord represents and warrants to Tenant, that, as of the Effective Date, and to Landlord's Actual Knowledge (as defined below), the Building does not contain asbestos, PCBs or other Hazardous Substances which would constitute a violation of Applicable Environmental Laws, except as otherwise disclosed in the Environmental Report. For purposes of this Lease, the phrase "**Landlord's Actual Knowledge**" shall mean the current, actual, personal knowledge of Liz Taylor, Landlord's property manager, without investigation and without imputation of any other person's knowledge. The fact that reference is made to the personal knowledge of named individuals shall not render such individuals personally liable for any breach of any of the foregoing representations and warranties.

IX. DAMAGE OR DESTRUCTION

9.1 Tenant's Notice of Damage. If any portion of the Demised Premises shall be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord ("**Tenant's Notice of Damage**").

9.2 Options to Terminate if Damage Substantial. Upon receipt of Tenant's Notice of Damage, Landlord shall promptly proceed to determine the nature and extent of the damage or destruction and to estimate the time necessary to repair or restore the Demised Premises. As soon as reasonably possible, Landlord shall give written notice to Tenant stating Landlord's estimate of the time necessary to repair or restore the Demised Premises ("**Landlord's Notice of Repair Time**"). If Landlord reasonably estimates that repair or restoration of the Demised Premises cannot be completed within two hundred (200) days from the time of Tenant's Notice of Damage, Landlord and Tenant shall each have the option to terminate this Lease. If, however, the damage or destruction was caused by the act or omission of Tenant or Tenant's Agents, Landlord shall have the option to terminate this Lease if Landlord reasonably estimates that the repair or restoration cannot reasonably be completed within two hundred (200) days from the time of Tenant's Notice of Damage, but Tenant shall not have the option to terminate this Lease. Any option granted hereunder shall be exercised by written notice to the other party given within fifteen (15) days after Landlord's Notice of Repair Time. If either Landlord or Tenant exercises

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its option to terminate this Lease, the Lease Term shall expire fifteen (15) days after the notice by either Landlord or Tenant exercising such party's option to terminate this Lease. Following termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of Tenant's Notice of Damage less the reasonable value of any use or occupation of the Demised Premises by Tenant subsequent to the time of Tenant's Notice of Damage.

9.3 Option to Terminate if Damage to Building. If the Building shall be damaged or destroyed by fire or other casualty (though the Demised Premises may not be affected or if affected, can be repaired within two hundred (200) days) to the extent of 33-1/3% or more of the replacement value of the Building, Landlord may elect not to reconstruct or rebuild the Building. Upon written notice to Tenant given within twenty (20) days after Landlord's Notice of Repair Time, this Lease shall terminate and Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent paid by Tenant for the period after such damage less the reasonable value of any use or occupation of the Demised Premises by Tenant during such period.

9.4 Obligations to Repair and Restore. If repair and restoration of the Demised Premises can be completed within the period specified in Section 9.2, in Landlord's reasonable estimation, or if neither Landlord nor Tenant terminate this Lease as provided in Sections 9.2 or 9.3, then this Lease shall continue in full force and effect and Landlord shall proceed forthwith to cause the Demised Premises (including any improvements constructed by Landlord but excluding any alterations, improvements, Changes, fixtures and personal property constructed or owned by Tenant) to be repaired and restored with reasonable diligence and there shall be abatement of Basic Rent and Additional Rent proportionate to the extent of the space and period of time that Tenant is unable to use and enjoy the Demised Premises.

9.5 Application of Insurance Proceeds. The proceeds of any Property Insurance maintained on the Demised Premises, other than property insurance maintained by Tenant on fixtures and personal property of Tenant, shall be paid to and become the property of Landlord, subject to any obligation of Landlord to cause the Demised Premises to be repaired and restored and further subject to any rights under any Mortgage encumbering the Property to such proceeds. Landlord's obligation to repair and restore the Demised Premises provided in this Section 9 is limited to the repair and restoration that can be accomplished with the proceeds of any Property Insurance maintained on the Demised Premises. The amount of any such insurance proceeds is subject to any right of any Mortgagee to apply such proceeds to its secured debt under its Mortgage and any proceeds so applied shall not be considered available for repair and restoration.

X. CONDEMNATION.

10.1 Taking – Substantial Taking – Insubstantial Taking. A "**Taking**" shall mean the taking of all or any portion of the Demised Premises or the Building as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale of all or part of the Demised Premises or the Building under the threat of condemnation. A "**Substantial Taking**" shall mean a Taking of twenty-five percent (25%) or more of the Floor

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Area of either the Demised Premises or the Building or a substantial amount of the Parking Area. An "**Insubstantial Taking**" shall mean a Taking which does not constitute a Substantial Taking.

10.2 Termination on Substantial Taking. If there is a Substantial Taking with respect to the Demised Premises or the Building, the Lease Term shall expire on the date of vesting of title pursuant to such Taking. In the event of termination of this Lease under the provisions hereof, Landlord shall refund to Tenant such amounts of Basic Rent and Additional Rent theretofore paid by Tenant as may be applicable to the period subsequent to the time of termination of this Lease.

10.3 Restoration on Insubstantial Taking. In the event of an Insubstantial Taking with respect to the Demised Premises or the Building, this Lease shall continue in full force and effect, Landlord shall proceed forthwith to cause the Demised Premises (but excluding any alterations, improvements, Changes, fixtures and personal property constructed or owned by Tenant), less such Taking, to be restored as near as may be to the original condition thereof and there shall be abatement of Basic Rent and Additional Rent proportionate to the extent of the space so taken.

10.4 Right to Award. The total award, compensation, damages or consideration received or receivable as a result of a Taking ("**Award**") shall be paid to and be the property of Landlord, including, without limitation, any part of the Award made as compensation for diminution of the value of this leasehold or the fee of the Demised Premises. Tenant hereby assigns to Landlord, all of Tenant's right, title and interest in and to any such Award. Tenant covenants and agrees to execute, immediately upon demand by Landlord, such documents as may be necessary to facilitate collection by Landlord of any such Award. Notwithstanding Landlord's right to the entire Award, Tenant shall be entitled to a separate award, if any, for the loss of Tenant's personal property, the loss of Tenant's business and profits, and Tenant's moving expenses to the extent Landlord's award is not diminished.

XI. DEFAULTS BY TENANT.

11.1 Defaults Generally. In the event that any of the following events shall occur, Tenant shall be deemed to be in default of Tenant's obligations under this Lease (each of the following shall be referred to as a "**Default by Tenant**").

11.2 Failure to Pay Rent or Other Amounts. A Default by Tenant shall exist if Tenant fails to pay Basic Rent, Additional Rent, Monthly Deposits, or any other amounts payable by Tenant within five (5) days after such rental or other amount is due under the terms of this Lease.

11.3 Violation of Lease Terms. A Default by Tenant shall exist if Tenant breaches or fails to comply with any non-monetary agreement, term, covenant or condition in this Lease applicable to Tenant, and Tenant does not cure such breach or failure within thirty (30) days after written notice thereof by Landlord to Tenant, or, if such breach or failure to comply cannot be reasonably cured within such 30-day period, if Tenant shall not in good faith commence to cure such breach or failure to comply within such 30-day period or shall not diligently proceed therewith to completion within ninety (90) days following such notice. Landlord shall not be

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required to give written notice of a non-monetary default more than two (2) times in any twelve month period during the Lease Term, and thereafter Tenant's failure to perform any non-monetary agreement, term, covenant, or condition as and when required to be performed by Tenant under the terms of this Lease shall be a Default by Tenant without notice or demand.

11.4 [Intentionally Deleted].

11.5 Transfer of Interest Without Consent. A Default by Tenant shall exist if Tenant's interest under this Lease or in the Demised Premises shall be transferred to or pass to or devolve upon any other party except in accordance with the terms and conditions of this Lease.

11.6 Execution and Attachment against Tenant. A Default by Tenant shall exist if Tenant's interest under this Lease or in the Demised Premises shall be taken upon execution or by other process of law directed against Tenant, or shall be subject to any attachment at the instance of any creditor or claimant against Tenant and said attachment shall not be discharged or disposed of within fifteen (15) days after the levy thereof.

11.7 Bankruptcy or Related Proceedings. A Default by Tenant shall exist if Tenant shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any similar act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved or shall make an assignment for the benefit of creditors or if involuntary proceedings under any such bankruptcy or insolvency law or for the dissolution of Tenant shall be instituted against Tenant or a receiver or trustee shall be appointed for the Demised Premises or for all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or such receivership or trusteeship vacated within ninety (90) days after such institution or appointment.

XII. LANDLORD'S REMEDIES.

12.1 Remedies Generally. Upon the occurrence of any Default by Tenant, Landlord shall have the right, at Landlord's election, then or any time thereafter, to exercise any one or more of the following remedies.

12.2 Cure by Landlord. In the event of a Default by Tenant, Landlord may, at Landlord's option, but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord may deem necessary or desirable to cure any such Default by Tenant in such manner and to such extent as Landlord may deem necessary or desirable. Landlord may do so following applicable notice and an opportunity to cure as provide above. Tenant covenants and agrees to pay to Landlord, within twenty (20) days after demand, all advances, costs and expenses of Landlord in connection with the making of any such payment or the taking of any such action including, without limitation, (a) reasonable attorneys' fees, and (b) interest accruing at the Interest Rate (defined below), provided from the date of payment of any such advances, costs and expenses by Landlord. Action taken by Landlord may include commencing, appearing in, defending or otherwise participating in any action or proceeding and paying, purchasing, contesting or compromising any claim, right, encumbrance, charge or lien, with respect to the Demised Premises which

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Landlord, in its discretion, may deem necessary or desirable to protect its interest in the Demised Premises and under this Lease.

12.3 **Termination of Lease and Damages**. In the event of a Default by Tenant, Landlord may terminate this Lease, effective at such time as may be specified by written notice to Tenant, and demand (and, if such demand is refused, recover) possession of the Demised Premises from Tenant. Tenant shall remain liable to Landlord for damages in an amount equal to the Basic Rent, Additional Rent and other sums which would have been owing by Tenant hereunder for the balance of the Lease Term, had this Lease not been terminated, less the net proceeds, if any, of any reletting of the Demised Premises by Landlord subsequent to such termination, after deducting all Landlord's reasonable expenses in connection with such recovery of possession or reletting. Landlord shall be entitled to collect and receive such damages from Tenant on the days on which the Basic Rent, Additional Rent and other amounts would have been payable if this Lease had not been terminated. Alternatively, at the option of Landlord, Landlord shall be entitled to recover forthwith from Tenant, as damages for loss of the bargain and not as a penalty, an aggregate sum which, at the time of such termination of this Lease, represents the excess, if any, of (a) the aggregate of the Basic Rent, Additional Rent and all other sums payable by Tenant hereunder that would have accrued for the balance of the Lease Term, over (b) the aggregate rental value of the Demised Premises for the balance of the Lease Term, both discounted to present worth at the rate of 8% per annum.

12.4 **Repossession and Reletting**. In the event of a Default by Tenant, Landlord may reenter and take possession of the Demised Premises or any part thereof, after notice and an opportunity to cure as provided herein or as required by applicable law, and repossess the same and expel Tenant and any party claiming by, under or through Tenant, and remove the effects of both using such force for such purposes as may be necessary, without being liable for prosecution on account thereof or being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or right to bring any proceeding for breach of covenants or conditions. No such reentry or taking possession of the Demised Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. Unless required by applicable law, no notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right, following any reentry or reletting, to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease shall terminate as specified in said notice. Subject to applicable law, after recovering possession of the Demised Premises, Landlord shall use reasonable efforts to re-let the Demised Premises, or any part thereof, for the account of Tenant, for such term or terms and on such conditions and upon such other terms as Landlord, in its reasonable discretion, may determine. Landlord may make such repairs, alterations or improvements as Landlord may consider appropriate to accomplish such reletting, and Tenant shall reimburse Landlord upon demand for the reasonable costs and expenses, including attorneys' fees, which Landlord may incur in connection with such reletting. Landlord may collect and receive the rents for such reletting but Landlord shall in no way be responsible for or liable for any failure to relet the Demised Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. Notwithstanding Landlord's recovery of possession of the Demised Premises, Tenant shall continue to pay on the dates herein specified, the Basic Rent, Additional Rent and other amounts which would be payable hereunder if such

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repossession had not occurred. Upon the expiration or earlier termination of this Lease, Landlord shall refund to Tenant any amount, without interest, by which the amounts paid by Tenant, when added to the net amount, if any, recovered by Landlord through any reletting of the Demised Premises, exceeds the amounts payable by Tenant under this Lease. If, in connection with any reletting, the new lease term extends beyond the existing Lease Term, or the premises covered thereby include other premises not part of the Demised Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection therewith shall be made in determining the net amount recovered from such reletting.

12.5 **[Intentionally Deleted]**.

12.6 **Suits by Landlord**. Actions or suits for the recovery of amounts and damages payable under this Lease may be brought by Landlord from time to time, at Landlord's election, and Landlord shall not be required to await the date upon which the Lease Term would have expired to bring any such action or suit.

12.7 **Recovery of Enforcement Costs**. All costs and expenses incurred by the prevailing party in connection with an action for collecting any amounts and damages owing by Tenant or Landlord to the other pursuant to the provisions of this Lease or to enforce any provision of this Lease by either party, including reasonable attorneys' fees, whether or not any action is commenced by either party, shall be paid by the non-prevailing party to the other upon demand..

12.8 **Administrative Late Charge**. Notwithstanding any other remedies for nonpayment of rent, if the monthly payment of Basic Rent and Additional Rent are not received by Landlord on or before the fifth (5th) day of the month for which such rental is due, or if any other payment due Landlord by Tenant is not received by Landlord on or before the fifth (5th) day of the month next following the month in which Tenant was invoiced, an administrative late charge of five percent (5%) of such past due amount shall become due and payable, as Additional Rent, in addition to such amounts owed under this Lease to help defray the additional cost to Landlord for processing such late payments.

12.9 **Interest on Past-Due Payments and Advances**. Tenant covenants and agrees to pay Landlord, as Additional Rent, interest on demand at the rate of twelve percent (12%) per annum (the "**Default Rate**"), compounded on a monthly basis, on the amount of any Basic Rent, Additional Rent or other charges not paid when due, from the date due and payable, and on the amount of any payment made by Landlord required to have been made by Tenant under this Lease and on the amount of any costs and expenses, including reasonable attorneys' fees, paid by Landlord in connection with the taking of any action to cure any Default by Tenant, from the date of making any such payment or the advancement of such costs and expenses by Landlord.

12.10 **Additional Damages; Waiver of Consequential Damages**. In the event of a Default by Tenant, Landlord shall be entitled to recover as damages, in addition to all other damages and remedies provided hereunder, an amount equal to the total of (i) the cost of recovering possession of the Demised Premises, (ii) the unpaid Basic Rent, Additional Rent and any other amounts current at the time of such Default by Tenant, and (iii) damages for the wrongful withholding of the Demised Premises by Tenant. Tenant hereby waives any

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consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits, whether or not caused by the willful and wrongful act of Landlord or any of its Related Parties. Except with respect to (a) any Changes not overseen by Landlord, (b) any Hazardous Substances introduced to the Project by Tenant or Tenant's Agents, or (c) any holdover in all or any portion of the Demised Premises by Tenant or any of Tenant's Agents, Landlord hereby waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits, whether or not caused by the willful and wrongful act of Tenant; provided, however, nothing in this Section 12.10 shall limit Landlord's right to accelerate Rent upon the happening of a Default by Tenant.

12.11 Landlord's Bankruptcy Remedies. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding, an amount equal to the maximum allowable by any statute or rule of law governing such proceeding in effect at the time when such damages are to be proved, whether or not such amount be greater, equal or less than the amounts recoverable, either as damages or rent, under this Lease. Notwithstanding anything contained in this Lease to the contrary, if this Lease is rejected in any bankruptcy action or proceeding filed by or against Tenant, and the effective date of rejection is on or after the date upon which that month's Basic Rent and Additional Rent is due and owing, then the Basic Rent and Additional Rent owing under this Lease for the month during which the effective date of such rejection occurs shall be due and payable in full and shall not be prorated.

12.12 Remedies Cumulative. Exercise of any of the remedies of Landlord or Tenant under this Lease shall not prevent the concurrent or subsequent exercise of any other remedy provided for in this Lease or otherwise available to Landlord or Tenant at law or in equity.

XIII. SURRENDER AND HOLDING OVER.

13.1 Surrender upon Lease Expiration. Upon the expiration or earlier termination of this Lease, or on the date specified in any demand for possession by Landlord after any Default by Tenant, Tenant covenants and agrees to surrender possession of the Demised Premises to Landlord broom clean, with all lighting, doors (including, without limitation, all loading dock doors, dock levelers, and related dock systems and areas), electrical and mechanical systems that were in the Demised Premises prior to commencement of the Lease Term, in good working order and condition, all walls in clean condition and holes or punctures in the walls repaired, all openings in the roof protected from weather if fans or exhaust equipment owned by Tenant is removed and otherwise in the same condition as when Tenant first occupied the Demised Premises, ordinary wear and tear excepted. If, within the last ninety (90) days of the Lease Term, Tenant has vacated and removed all of Tenant's equipment from the Demised Premises, Landlord shall have the right to decorate, remodel, repair, or otherwise prepare the Demised Premises for reletting and re-occupancy.

13.2 Holding Over. If Tenant shall hold over after the expiration of the Lease Term, without written agreement providing otherwise, Tenant shall be deemed to be a trespasser upon the Demised Premises. If Landlord consents in writing to such holdover, then Tenant shall be deemed to be a tenant from month to month, at a monthly rental, payable in advance, equal to 150% of the Basic Rent and Additional Rent, and Tenant shall be bound by all of the other terms,

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covenants and agreements of this Lease. Nothing contained herein shall be construed to give Tenant the right to hold over at any time, and Landlord may exercise any and all remedies at law or in equity to recover possession of the Demised Premises, as well as any damages incurred by Landlord, due to Tenant's failure to vacate the Demised Premises and deliver possession to Landlord as herein provided.

XIV. MISCELLANEOUS.

14.1 No Implied Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant or agreement contained in this Lease, no failure by Landlord to exercise any right or remedy under this Lease, and no acceptance of full or partial payment during the continuance of any Default by Tenant, shall constitute a waiver of any such term, covenant or agreement, or a waiver of any such right or remedy, or a waiver of any such Default by Tenant.

14.2 Survival of Provisions. The covenants, agreements and obligations of the parties hereto shall continue in force and effect and survive any expiration of the Lease Term or termination of this Lease or the early termination of Tenant's right to occupy the Demised Premises.

14.3 Covenants Independent. This Lease shall be construed as if the covenants herein between Landlord and Tenant are independent, and not dependent, and Tenant shall not be entitled to any offset against Landlord if Landlord fails to perform its obligations under this Lease.

14.4 Covenants as Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

14.5 Landlord Default; Tenant's Self-Help Right.

(a) Landlord Default. Landlord shall be in default hereunder in the event Landlord has not begun and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform (each, a "**Landlord Default**"); provided, however, if such condition cannot reasonably be cured within such 30-day period, it instead shall be a Landlord Default if Landlord shall fail to commence to cure such condition within such 30-day period and shall thereafter fail to diligently prosecute such action to completion. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord's default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant's remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for actual damages and/or injunction. In addition, Tenant shall send notice of such default by certified or registered mail, postage prepaid, to any Mortgagee of whose address Tenant has been notified in writing, and shall afford such holder a reasonable opportunity to cure any default on Landlord's behalf but in no event less than thirty (30) days following such notice. Notwithstanding anything herein to the contrary, Tenant shall have all rights to a suit for constructive eviction.

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(b) Tenant's Self Help Right. If, after the expiration of all applicable notice and cure periods, Landlord and each Mortgagee have failed to cure a Landlord Default, then Tenant shall have the right, but shall not be required, to do such acts and expend such reasonable funds at the expense of Landlord as are reasonably necessary to perform such work (each, "**Self-Help Work**"). Funds expended by Tenant for Self-Help Work shall be due and payable by Landlord within thirty (30) days after receipt of Tenant's invoice therefor. In the event of Self-Help Work that affect any building systems, the structural integrity of a Building, or the exterior appearance of a Building, Tenant shall use only those contractors used by Landlord in the Project for work on the building systems, or its structure, and Landlord shall provide Tenant (upon Tenant's request) with notice identifying such contractors and any changes to the list of such contractors, unless such contractors are unwilling or unable to perform such work or the cost of such work is not competitive, in which event Tenant may utilize the services of any other qualified contractors which normally and regularly performs similar work on Comparable Buildings. To the extent any sum reimbursed to Tenant by Landlord for Self-Help Work represents amounts that would have been included in the Common Facilities Charges if paid by Landlord to perform the obligation in question, Landlord shall be entitled to include in Common Facilities Charges the sum reimbursed to Tenant; provided, however, that Tenant shall be entitled to a fee of 5% of all such sums expended by Tenant and such 5% fee and any sums which are to be reimbursable by Landlord shall accrue interest at the Default Rate from the date due until paid.

14.6 Binding Effect. This Lease shall extend to and be binding upon the heirs, executors, legal representatives, successors and assigns of the respective parties hereto. The terms, covenants, agreements and conditions in this Lease shall be construed as covenants running with the Land.

14.7 No Recording. Neither this Lease nor any memorandum or other memorialization of this Lease shall be recorded in the records of any County Clerk and Recorder of the State of Colorado or any other public records without Landlord's prior consent.

14.8 Notices and Demands. All billings under this Lease shall be provided by Landlord to Tenant at the address for billings set forth in the Summary by regular mail or personal delivery. All other notices and demands under this Lease shall be in writing, signed by the party giving the same and shall be deemed properly given and received when personally delivered (via hand delivery or overnight carrier) or three (3) business days after mailing through the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to the party to receive the notice at the address set forth for such party in the Summary or at such other address as either party may notify the other of in writing.

14.9 Time of the Essence. Time is of the essence under this Lease, and all provisions herein relating thereto shall be strictly construed.

14.10 Captions for Convenience. The headings and captions hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

14.11 Severability. If any provision of this Lease shall be held invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and there shall be

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deemed substituted for the affected provision a valid and enforceable provision as similar as possible to the affected provision.

14.12 Governing Law. This Lease shall be interpreted and enforced according to the laws of the State of Colorado.

14.13 **Entire Agreement**. This Lease, the Summary, Attachments, Exhibits and Addenda referred to herein, constitute the final and complete expression of the parties' agreements with respect to the Demised Premises and Tenant's occupancy thereof. Each party agrees that it has not relied upon or regarded as binding any prior agreements, negotiations, representations, or understandings, whether oral or written, except as expressly set forth herein.

14.14 **No Oral Amendment or Modifications**. No amendment or modification of this Lease, and no approvals, consents or waivers by Landlord under this Lease, shall be valid or binding unless in writing and executed by the party to be bound.

14.15 **Format**. This Lease has been prepared to reflect all additions and deletions negotiated between Landlord and Tenant from the initial form of this Lease submitted by Landlord to Tenant. All provisions and terms that are stricken are deletions and shall not be a part of this Lease; provided, however, a deletion from this Lease shall not be construed to create the opposite intent of the deleted provision. All provisions and terms which are underlined (other than headings, titles and captions) are additions and shall be part of this Lease. Tenant acknowledges that it has had the opportunity to thoroughly review and negotiate this Lease and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease.

14.16 **Real Estate Brokers**. Each party covenants to pay, hold harmless and indemnify the other from and against any and all cost, expense or liability for any compensation, commissions, charges or claims by any broker or other agent with respect to this Lease or the negotiation thereof, whether or not meritorious, other than the broker(s) listed as the Broker(s) on the Summary, if such other broker or agent claims by through or under them. Tenant acknowledges Landlord is not liable for any representations by Tenant's Broker (as set forth in Section XIII of the Summary) or by Landlord's Broker except as required in Section 14.17(c), regarding the Demised Premises, the Building, the Project, or this Lease.

14.17 **Agency Disclosure**.

(a) **Landlord is represented by Newmark Knight Frank Frederick Ross, which is acting as Landlord's agent ("Landlord's Broker"). Landlord's Broker is an agent for Landlord and not an agent for Tenant. Landlord's Broker owes duties to Landlord which include utmost good faith, loyalty and fidelity. Landlord's Broker will negotiate on behalf of and act as an advocate for Landlord. Please do not tell Landlord's Broker any information which you do not want to share with Landlord. Landlord is not vicariously liable for the acts of Landlord's Broker that are not approved, directed or ratified by Landlord. Although Landlord's Broker does not represent Tenant, Landlord's Broker shall disclose to Tenant all adverse material facts about the Demised Premises actually**

012676\0024\10818856.9 35

known by Landlord's Broker. Landlord's Broker shall assist Tenant without regard to race, creed, sex, religion, national origin, familial status, marital status, or handicap.

(b) **DIFFERENT BROKERAGE RELATIONSHIPS ARE AVAILABLE WHICH INCLUDE SELLER (LANDLORD) AGENCY, BUYER (TENANT) AGENCY, OR TRANSACTION-BROKER.**

(c) **The definitions of real estate brokerage relationships are provided as follows: A landlord's agent: (i) is engaged as a limited agent and works solely on behalf of the landlord; (ii) owes duties to the landlord which include the utmost good faith, loyalty and fidelity; (iii) will negotiate on behalf of and act as an advocate for the landlord; and (iv) must disclose to potential tenants only adverse material facts about the property actually known by the agent. A broker acting as a landlord's agent may cooperate with other brokers but may not engage or create any subagents. A landlord is not vicariously liable for the acts of landlord's agent that are not approved, directed or ratified by landlord. A separate written listing agreement is required which sets forth the duties and obligations of the parties, and notice of such agency relationship must be furnished to any prospective party to the proposed transaction in a timely manner. A tenant's agent: (i) is engaged as a limited agent and works solely on behalf of the tenant; (ii) owes duties to the tenant which include the utmost good faith, loyalty and fidelity; (iii) will negotiate on behalf of and act as an advocate for the tenant; and (iv) must disclose to potential landlords only adverse material facts concerning the tenant's financial ability to perform the terms of the transaction actually known by the agent. A tenant is not vicariously liable for the acts of tenant's agent that are not approved, directed or ratified by tenant. A broker acting as a tenant's agent owes no duty to conduct an independent inspection of the property for the benefit of the tenant, and owes no duty to independently verify the accuracy or completeness of statements made by the landlord or independent inspectors; provided, however, this does not limit the agent's duties, as set forth above. A broker acting as a tenant's agent may cooperate with other brokers but may not engage or create any subagents. A separate written tenant agency agreement is required which sets forth the duties and obligations of the parties, and notice of such agency relationship must be furnished to any prospective party to the proposed transaction in a timely manner. A broker shall not establish dual agency with any landlord or tenant. A transaction-broker: (i) will assist a landlord or a tenant or both throughout a real estate transaction with communication, advice, negotiation, contracting and closing without being an agent or advocate for any of the parties; (ii) does owe the parties a number of statutory obligations and responsibilities, including using reasonable skill and care in the performance of any oral or written agreement; and (iii) must also make the same disclosures as agents about adverse material facts concerning a property or a tenant's financial ability to perform the terms of a transaction, but only to the extent actually known by the agent. A transaction broker may cooperate with other brokers but shall not engage or create any subagents. A landlord and tenant shall not be vicariously liable for a transaction-broker's acts. A broker shall be considered a transaction-broker unless a single agency relationship is established through a written agreement between the broker and the party(ies) to be represented by such broker.**

012676\0024\10818856.9 36

14.18 Parking. Provided no Default by Tenant exists, Tenant shall be entitled to the non-exclusive use of the Parking Area up to the maximum number of spaces set forth in the Summary, on a first come-first serve basis. Landlord shall be entitled to establish reasonable rules and regulations governing the use of the Parking Area including, without limitation, the right to issue parking permits and decals to be affixed to motor vehicles (with the reasonable costs thereof being a part of the Common Facilities Charges). Landlord may designate a specific area for Tenant's parking spaces within the Parking Area and may modify, relocate, reduce or restrict any of the parking spaces in the Parking Area. Landlord shall be entitled to permit the use of the Parking Area for other purposes, including uses not related to the operation of the Building so long as the maximum number of spaces set forth in the Summary remain available to Tenant for use. Landlord shall not be liable for and Tenant hereby releases and covenants not to bring any action against Landlord for any loss, damage or theft to or from any motor vehicle or other property of Tenant or Tenant's Agents which occurs in or about the Parking Area provided that such damage or loss is not caused by the intentional misconduct or gross negligence of Landlord. If any visitor parking is provided by Landlord in the Parking Area, the use thereof shall be limited to visitors of Tenant and other tenants of the Project, except as otherwise permitted by Landlord. Notwithstanding the foregoing, Tenant's right to use such parking spaces shall be a license only and Landlord's inability to make such spaces available at any time for reasons beyond Landlord's control shall not constitute a default by Landlord under this Lease unless such unavailability of the maximum number of spaces set forth in the Summary continues after notice from Tenant of the unavailability of such spaces.

14.19 Relationship of Landlord and Tenant. Nothing contained herein shall be deemed or construed as creating the relationship of principal and agent or of partnership, or of joint venture by the parties hereto, it being understood and agreed that no provision contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

14.20 Authority of Tenant. Each individual executing this Lease on behalf of Tenant represents and warrants that he or she is duly authorized to deliver this Lease on behalf of Tenant and that this Lease is binding upon Tenant in accordance with its terms.

14.21 Removal of Cabling. Tenant shall be solely responsible for the cost of installation and maintenance of any high speed cable or fiber optic that Tenant requires in the Demised Premises. Landlord shall provide reasonable access to the Building's electrical lines, feeders, risers, wiring and other machinery to enable Tenant to install high speed cable or fiber optic to serve its intended purpose, if any. All such cabling installed shall be tagged by Tenant at their point of entry into the Building, at the terminal end of the cable and in the riser closet indicating the type of cable, the Tenant's name and the service provided. Tenant shall be responsible for the removal of such cabling and fiber optic at the termination or expiration of the Lease Term or the early termination of the Tenant's right to occupy the Demised Premises. Failure to remove any abandoned or unused cabling at the expiration or termination of the Lease Term or the early termination of Tenant's right to occupy the Demised Premises will be deemed to be a holdover under Section 13.2 of the Lease. In the event Tenant fails to remove such cabling as set forth herein, Landlord may, but shall not be obligated to, remove such cabling, all at Tenant's sole cost and expense.

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14.22 Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant, Landlord or Tenant shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord.

[signature page follows]

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38

EXECUTION VERSION

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD:

By: ______________________

Name: A. Blake Williams
Authorized Agent

Title: ______________________

TENANT:

PENFORD CORPORATION,
a Washington corporation

By: ______________________

Name: John R. Randall

Title: President

SIGNATURE PAGE

LEASE
BUILDING B, SUITE 200
345 INVERNESS DRIVE SOUTH
ENGLEWOOD, CO 80112
(PENFORD CORPORATION)

EXECUTION VERSION

EXHIBIT "A"

Legal Description of Land

LOT 1B-2A,
INVERNESS SUBDIVISION FILING NO. SEVEN-10TH AMENDMENT,
COUNTY OF DOUGLAS,
STATE OF COLORADO.

[The remainder of this page intentionally left blank]

012676\0024\10818856.9 A-1

EXECUTION VERSION

EXHIBIT "B-1"

Depiction of the Demised Premises

PREMISES
46,054 RSF

[NOTE – Any furnishings depicted on this plan are for illustration purposes only and are not included as part of the Demised Premises]

B-1-1

012676\0024\10818856.9

EXECUTION VERSION

EXHIBIT "B-2"

Depiction of the Pre-Approved Sublease Area

PRE-APPROVED SUBLEASE PREMISES
15,319 RSF

B-2-1

012676\0024\10818856.9

EXECUTION VERSION

EXHIBIT "C"
Rules & Regulations

1. The sidewalks, entrances shall not be obstructed or used for any purpose other than ingress and egress.
2. No awning or other projection shall be displayed or attached to the outside walls of the Building without the prior written consent of Landlord. The standard blinds provided by Landlord shall not be removed from the windows and no other curtains, shades or screens, shall be installed without the prior consent of Landlord.
3. **SIGNAGE:** See Exhibit & Standards. Tenant may place at Tenant's expense one sign above the entry per Exhibit subject to Landlord's prior written approval (which shall not be unreasonably withheld) and shall be subject to any applicable governmental laws, ordinances and regulations and in compliance with Landlord's signage program. Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Demised Premises; and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal.
4. All Tenant's work to be done by State and or County licensed subcontractors and shall be Permitted by Douglas County, copies of which shall be delivered to Landlord. Tenant to provide Landlord with copies of its approved Construction Plans.
5. The toilets, wash bowls and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by tenant who, or whose servants, employees, agents, visitors or licensees shall have caused the same.
6. No vehicles of any kind shall be brought into or kept in or about the Demised Premises, and no cooking shall be done or permitted by any tenant on the Demised Premises, except the preparation of coffee, tea, hot chocolate and similar items and the use of microwave ovens for tenants and their employees shall be permitted, other than cooking which is part of Tenant's business and which is conducted in either the laboratory area, any patio area, in the break room or other demonstration areas set up in or about the Demised Premises. No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate outside the Demised Premises. Landlord acknowledges that Tenant's use has some odors which are permitted as long as proper hoods and ventilation systems are installed from the laboratory space and vented through the roof of the Demised Premises.
7. No tenant shall occupy or permit any portion of his Premises to be occupied for the manufacture or sale of liquor, narcotics, or tobacco in any form. The Demised Premises shall not be used for lodging or sleeping or for any immoral or illegal purposes.
8. Except as permitted in accordance with the provisions of the Lease for the conduct of Tenant's business of food processing and production, no tenant shall use, keep or permit to be used or kept any foul or noxious gas or substances in the Demised Premises or the Building or permit or suffer the Demised Premises to be occupied or used in a manner not in compliance with applicable law.
9. No tenants shall place any radio or television antenna on the roof or on any part of the inside or outside of the Building without written permission of Landlord. No tenant shall operate any electrical device from which may emanate electrical waves, which may

012676\0024\10818856.9 C-1

interfere with or impair radio or television broadcasting or reception from or in the Building or any part of the Project.

10. Landlord reserves the right to exclude or expel from the Building or any part of the Project any person who in the judgment of Landlord is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of these Rules and Regulations.

11. No tenant nor any of tenant's servants, employees, agents, visitors or licensees, shall any time keep or permit to be kept upon the Demised Premises any inflammable, combustible or explosive fluid, chemical or substance without the approval of Landlord, unless such fluid, chemicals or substances are permitted under the terms of the Lease and are stored and used in compliance with all Applicable Environmental Laws.

12. Except as expressly set forth in the Lease, no additional locks or bolts of any kind shall be placed upon any of the doors by any tenant, nor shall any changes be made in existing locks or the mechanism thereof, except tenant shall at his option have the existing exterior locks re-keyed at their expense by Landlords locksmith.

13. Permitted use only as specified in the terms of the Lease.

14. Tenant shall maintain Liability Insurance in the amounts specified in the Lease and name Landlord as Additional Insured and provide Landlord with a Certificate of Insurance.

15. Tenant and their employees and guests shall observe all signs and posted speed limits and park within painted or assigned parking stalls only.

16. Car repairs, waxing, washing or cleaning of vehicles within the Demised Premises is strictly prohibited.

17. Tenant shall maintain at their expense the leased warehouse area at a temperature complying with local codes and requirements to protect fire sprinkler system from freezing during winter months; the code requirement is min. of 40 degrees.

18. The expense of repairing any damage resulting from a violation of any Rule or Regulation herein shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

19. These Rules and Regulations may be amended from time to time by Landlord by providing written notice thereof to Tenant so long as such amendments do not materially increase or Tenant's obligations or decrease Tenant's rights under the Lease.

012676\0024\10818856.9

C-2

EXECUTION VERSION

EXHIBIT "D"

Signage Specifications

The signage requirements for owner buildings shall be one building mounted sign, logos cannot be more than 1.5 times the character size, no character can be higher than 18 inches, the maximum allowable sign area for a fascia sign (whether rectangle or pin letter) shall be determined by multiplying the actual character height (which can be no higher than 18") by two-thirds the length of the fascia or building elevation upon which such sign in placed, and no sign can be electrified (back lit or neon). The standard monument sign may be back lit.

For multi-tenant office/warehouse projects, where each tenant has its own entrance, there shall be one sign per tenant, logos cannot be more than 1.5 times the character size, no character can be higher than 18 inches, the maximum allowable sign area for the fascia sign (whether rectangle or pin letter) shall be determined by multiplying the actual character height (which can be no higher than 18") by two-thirds the length of the fascia or building elevation upon which such sign is placed, and no sign can be electrified (back lit or neon).

012676\0024\10818856.9 D-1

EXECUTION VERSION

EXHIBIT "E"

The Work Letter

[attached]

012676\0024\10818856.9

E-1

RIDER 1

ADDITIONAL PROVISIONS

THIS RIDER 1 TO LEASE (this "**Rider 1**") is attached to and made a part of that certain Lease dated as of March 5, 2014 (the "**Lease**"), by and between HINES REIT 345 INVERNESS DRIVE, LLC, a Delaware limited liability company ("**Landlord**") and PENFORD CORPORATION, a Washington corporation ("**Tenant**"), for the Demised Premises described in the Lease.

1. **RIDER 1**. Capitalized terms not defined in this Rider 1 shall have the same meaning as set forth in the Lease. This Rider 1 forms a part of the Lease. Should any inconsistency arise between this Rider 1 and any other provision of the Lease as to the specific matters which are the subject of this Rider 1, the terms and conditions of this Rider 1 shall control. All of the rights, options and concessions set forth in this Rider 1 are personal to the Tenant first named above ("**Original Tenant**"), and may only be exercised and/or utilized by Original Tenant (and not any assignee, sublessee or other transferee of Original Tenant's interest in the Tenant). All references to "Tenant" in this Rider 1 shall mean Original Tenant only. Time is of the essence of this Rider 1.

2. **TENANT IMPROVEMENT ALLOWANCE; TENANT'S WORK; EARLY ACCESS.**

2.1 **The Tenant Improvement Allowance**. Landlord shall, subject to the terms and conditions of the Lease and the Work Letter (as defined below), provide Tenant with an improvement allowance not to exceed $1,151,350.00, based upon $25.00 per square foot of Floor Area of the Demised Premises (the "**Tenant Improvement Allowance**"), for the purposes of contributing towards (a) the costs of the design, engineering and construction of real property improvements in the Demised Premises, and (b) subject to the Work Letter, the Discretionary Items set forth in the Work Letter.

2.2 **Tenant's Work**. Tenant shall perform all work required to complete the Demised Premises to a finished condition ready to open for Tenant's business (collectively, "**Tenant's Work**"). Tenant's Work shall be performed in accordance with the Work Letter attached to the Lease as **Exhibit E** (the "**Work Letter**"). Tenant shall cause Tenant's Work to be designed, engineered and constructed in a good and workmanlike manner, free of any defects, liens or other encumbrances, and in accordance with the terms and conditions of this Lease, the Work Letter and all applicable Laws.

2.3 **Deadlines for Use**. Notwithstanding anything in the Lease or this Rider 1 to the contrary, Tenant shall cause the Tenant Improvement Allowance to be used on or before December 31, 2016 (the "**Deadline for Use**"). If Tenant fails to cause the Tenant Improvement Allowance to be utilized on or before the Deadline for Use, Landlord shall have no obligation to provide all or any portion of the remaining balance of the Tenant Improvement Allowance to Tenant.

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2.4 Limitations. Notwithstanding anything in the Lease or this Rider 1 to the contrary, so long as a Default by Tenant is continuing under the Lease, Landlord shall have no obligation to provide or disburse all or any portion of the Tenant Improvement Allowance.

2.5 Early Access. Subject to the terms and conditions of this Rider 1, Tenant shall have the right to enter and occupy the Demised Premises from and after the date that is two (2) business days after the mutual execution and delivery of the Lease (the "**Early Access Date**"), solely for purposes of performing Tenant's Work (but not to operate Tenant's business), and such early entry for such purposes shall not trigger the Lease Commencement Date. Tenant agrees (a) any such early entry by Tenant shall be at Tenant's sole risk, (b) Tenant shall not unreasonably interfere with Landlord or other tenants in the Project, (c) Tenant shall comply with and be bound by all provisions of the Lease during the period of any such early entry, except for the payment of Basic Rent and Tenant's Pro Rata Share of the Common Facilities Charges, Taxes and Landlord's Insurance, (d) prior to entry upon the Demised Premises by Tenant, Tenant agrees to pay for and provide to Landlord certificates evidencing the existence and amounts of liability insurance carried by Tenant, which coverage must comply with the provisions of the Lease relating to insurance, (e) Tenant and its agents and contractors agree to comply with all Laws required to perform its work during the early entry on the Demised Premises, and (f) Tenant agrees to indemnify, protect, defend (with counsel selected by Landlord) and save Landlord and the Related Parties harmless from and against any and all Claims arising out of the early entry, use, construction, or occupancy of the Demised Premises by Tenant or its agents, employees or contractors (except for any Claims arising from the negligence or intentional misconduct of the LL or any Related Party).

3. PERMITTED TRANSFER; PRE-APPROVED SUBLEASING.

3.1 Permitted Transfer. Notwithstanding anything in Section 8.16 of the Lease to the contrary, and provided there is no uncured Default by Tenant under the Lease, Tenant shall have the right, without the prior written consent of Landlord, to (a) assign the Lease to an Affiliate (as defined below), to an entity created by merger, reorganization or recapitalization of or with Tenant, or to a purchaser of all or substantially all of Tenant's assets or (b) sublease the Demised Premises or any part thereof to an Affiliate (each, a "**Permitted Transfer**"); provided, however, that (i) such Permitted Transfer is for a valid business purpose and not to avoid any obligations under the Lease, (ii) the assignee is a reputable entity of good character and shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to the aggregate net worth (as so computed) of Tenant immediately prior to such assignment or on the Effective Date, whichever is greater, (iii) no later than fifteen (15) days prior to the effective date of the Permitted Transfer, Tenant shall give notice to Landlord which notice shall include the full name and address of the assignee or subtenant, and a copy of all agreements executed between Tenant and the assignee or subtenant with respect to the Demised Premises or part thereof, as may be the case, (iv) no later than fifteen (15) days after the effective date of the Permitted Transfer, the assignee or sublessee shall provide the documentation required pursuant to Section 8.16(h) of the Lease, and (v) within ten (10) days after Landlord's written request, provide such reasonable documents or information which Landlord reasonably requests for the purpose of substantiating whether or not the Permitted Transfer is to an Affiliate or is otherwise in accordance with the terms and conditions

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of this Rider 1. Tenant shall not have the right to perform a Permitted Transfer, if, as of the date of the effective date of the Permitted Transfer, a Default by Tenant is then continuing.

3.2 **Pre-Approved Subleasing**. Notwithstanding anything in Section 8.16 of the Lease to the contrary, and provided there is no uncured Default by Tenant under the Lease, Tenant shall have the right, without the prior written consent of Landlord, to sublease all or any part of the Pre-Approved Sublease Area (each, a "**Pre-Approved Sublease**"); provided, however, that (i) such Pre-Approved Sublease is for a valid business purpose and not to avoid any obligations under the Lease, (ii) no later than fifteen (15) days prior to the effective date of each Pre-Approved Sublease, Tenant shall give notice to Landlord which notice shall include the full name and address of the subtenant, and a copy of all agreements executed between Tenant and the subtenant with respect to the Pre-Approved Sublease Area or part thereof, as may be the case, (iv) no later than fifteen (15) days after the effective date of the Pre-Approved Sublease, the sublessee shall provide the documentation required pursuant to Section 8.16(h) of the Lease, and (v) Tenant is responsible for (A) for demising the sublet space, (B) providing any required access by the subtenant to loading docks or doorways and (C) for the full rent to be charged under the Lease, it being understood that Tenant shall continue to pay full rent hereunder and any sublease rental payments shall be paid by subtenant to Tenant. Tenant shall not be required to pay Landlord any portion of rents received from a subtenant under a Pre-Approved Sublease, even if such amounts are more than amounts owed to Landlord because such additional amounts shall be compensation for internal demising of the Demised Premises, required escorts to shared areas within the Demised Premises and other miscellaneous administrative costs or accommodations required by Tenant to permit a subtenant to occupy a portion of the Demised Premises.

3.3 **Definitions**. In addition to the terms elsewhere defined in the Lease, the following terms shall have the following meanings with respect to the provisions of the Lease:

(a) "**Affiliate**" shall mean any Person (as defined below) which is owned or controlled by, owns or controls, or is under common ownership or control with Tenant.

(b) "**control**" means, with respect to a Person that is a corporation or other entity, the right to exercise, directly or indirectly, sufficient voting rights attributable to the shares of the corporation or entity to control the management or policies of the corporation or entity and, with respect to a Person that is not a corporation or entity, the possession, directly or indirectly, of the power at all times to direct or cause the direction of the management and policies of the controlled Person.

(c) "**Person**" means an individual, partnership, trust, corporation, firm or other entity.

(d) "**Pre-Approved Sublease Area**" means the portion of the Demised Premises more particularly depicted on **Exhibit B-2**, consisting of approximately 15,319 square feet of Floor Area on the south end of the Demised Premises.

3.4 **No Excess Rent Rights**. Landlord acknowledges and agrees that the terms and conditions of Section 8.16(c) of the Lease shall not apply to any Permitted Transfer nor to any Pre-Approved Sublease.

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4. **OPTION TO RENEW.**

4.1 **Grant of Option**. Subject to the terms and conditions of this Rider 1, Tenant shall have one (1) option to renew the Lease Term for one (1) consecutive additional period of five (5) years (the "**Renewal Term**"). There shall be no additional renewal terms beyond the Renewal Term set forth herein. Tenant must exercise its option to extend the Lease Term by giving Landlord written notice (the "**Option Exercise Notice**") of its election to do so no later than nine (9) months, and no earlier than fifteen (15) months, prior to the expiration of the Lease Term. If Tenant fails to timely deliver the Option Exercise Notice in strict accordance with this Rider 1 and the notice provisions of the Lease, then Tenant shall be deemed to have waived its extension rights, as aforesaid, and Tenant shall have no further right to renew the Lease.

4.2 **Terms and Conditions of Option**. The Renewal Term shall be on all the terms and conditions of the Lease, except that Landlord shall have no additional obligation for free rent, leasehold improvements or for any other tenant inducements for the Renewal Term, and Basic Rent shall be increased (but not decreased) to Market Rent (as defined below) , which Market Rent rate shall be delivered to Tenant within 10 days of delivery of the Option Exercise Notice. Upon receipt of the amount of the Market Rent to be charged to Tenant, Tenant shall have thirty (30) calendars days to revoke its exercise of the option by delivery of written notice to Landlord of Tenant's revocation of the exercise. Tenant's failure to deliver written notice to Landlord in such 30-day period shall be deemed Tenant's acceptance of the Market Rent for the Renewal Term. Notwithstanding anything to the contrary herein, in no event shall the foregoing sentence result in a Basic Rent reduction.

4.3 **Market Rent**. "**Market Rent**" means the annual amount per square foot (exclusive of Operating Expenses) that a willing tenant would pay and a willing landlord would accept in arm's length bona fide negotiations, for a renewal lease of premises of comparable Class A so-called "office flex" space being offered in the southeast suburban Denver submarket as of the end of the Lease Term as determined by Landlord and Tenant as set forth hereafter. The determination of Market Rent shall take into account typical market concessions, allowances and costs and adjusted appropriately for any such concessions, allowances and costs not being provided or paid by Landlord in connection with the renewal of the Lease Term.

4.4 **Limitations; Termination of Option to Renew**. Tenant shall not have the right to renew the Lease for any amount of space less than the entire Premises hereunder. The renewal option granted herein shall terminate as to the entire Premises upon the failure by Tenant to timely exercise its option to renew at the times and in the manner set forth in this Rider 1. Tenant shall not have the option to renew, as provided in this Rider 1, if, as of the date of the Option Exercise Notice, or as of the scheduled commencement date of the Renewal Term, (a) Default by Tenant is continuing or (b) Landlord has given more than two (2) notices of default in any 12-month period for nonpayment of monetary obligations.

4.5 **Self-Operative; Amendment to Lease**. Notwithstanding the fact that, upon Tenant's exercise of the herein option to renew, the renewal of the Lease Term shall be self executing, as aforesaid, the parties shall, within fifteen (15) days after Tenant's exercise thereof, execute one or more amendments to the Lease reflecting such additional term.

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5. **LICENSE RIGHTS; SIGNAGE; SECURITY & TELECOMMUNICATIONS.**

5.1 **Grant of Signage License.**

5.1.1 *The Entrance Sign License.* Provided that a Default by Tenant is not continuing under the Lease, Landlord grants to Tenant a non-exclusive license (the "**Entrance Sign License**"), for the Lease Term, for the purpose of operating, maintaining and repairing one (1) sign bearing only Tenant's company name or logo (the "**Entrance Signage**") on the exterior of the Building in a location on or around the entrance to the Demised Premises and an additional Entrance Sign License in a location on or around the entrance to the portion of the Pre-Approved Sublease Area which has been sublet pursuant to a Pre-Approved Sublease.

5.1.2 *The Monument Sign License.* Provided that a Default by Tenant is not continuing under the Lease, Landlord grants to Tenant a non-exclusive license (the "**Monument Sign License**"), for the Lease Term, for the purpose of operating, maintaining and repairing one (1) sign panel bearing only Tenant's company name or logo (the "**Monument Signage**") on Project's monument signage that fronts Inverness Drive South.

5.1.3 *The Signage; The Signage License Area.* The Entrance Signage and the Monument Signage are referred to herein, collectively, as the "**Signage**." The Entrance Sign License and the Monument Sign License are referred to herein, collectively, as the "**Signage License**." The actual location, size and design of the Signage shall be subject to Operational Requirements (as defined below) and to Landlord's prior written approval, which approval shall not be unreasonably conditioned, delayed or withheld. The portions of the Project upon which the Signage is or will be located is referred to herein collectively as the "**Signage License Area**."

5.2 **Grant of Security & Telecommunications License.**

5.2.1 *The Rooftop License.* Provided that a Default by Tenant is not continuing under the Lease, Landlord grants to Tenant a non-exclusive license (the "**Rooftop License**"), for the Lease Term, for the purpose of operating, maintaining and repairing up to two (2) satellite, microwave receiving or transmitting dishes, or cellular booster equipment, not to exceed 24" in diameter (the "**Telecommunication Equipment**"), on the roof of the Building. Landlord also grants to Tenant the right, in accordance with the approved Plans, to make such penetrations in the roof as may be required for the proper ventilation, exhaust, cooling and air circulation above the laboratory portion of the Demised Premises and Landlord confirms that it shall not grant any licenses to any other party in the roof area above the laboratory portion of the Demised Premises.

5.2.2 *The Security Equipment License.* Provided that a Default by Tenant is not continuing under the Lease, Landlord grants to Tenant a non-exclusive license (the "**Security Equipment License**"), for the Lease Term, for the purpose of operating, maintaining and repairing Tenant's security systems and equipment (the "**Security Equipment**") in the Demised Premises, which systems may include secure entrances for only Tenant, at the exclusion of all other parties other than emergency fire and health personal, but which exclusion may include Landlord notwithstanding any rules and regulations to the contrary on **Exhibit C**.

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5.2.3 *The Risers License*. Provided that a Default by Tenant is not continuing under the Lease, Landlord grants to Tenant a non-exclusive license (the "**Risers License**," and, together with the Rooftop License and the Security Equipment License, collectively, the "**Security & Telecommunications License**"), for the Lease Term, for the purpose of installing, maintaining and operating not more than a reasonable number of cables, as reasonably determined by Landlord, in and through the Building's risers.

5.2.4 *Tenant's Security & Telecommunications Property*. The Telecommunications Equipment and the Security Equipment, together with any related equipment, conduits, and materials to be located on any portion of the Security & Telecommunications License Area (as defined below) and which are necessary to service the Telecommunications Equipment or the Security Equipment (collectively, "**Related Equipment**"), are sometimes collectively referred to herein, collectively, as "**Tenant's Security & Telecommunications Property**."

5.2.5 *The Security & Telecommunications License Area*. The actual location of Tenant's Security & Telecommunications Property shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld. The portions of the Building upon which Tenant's Security & Telecommunications Property is or will be located is referred to herein, collectively, as the "**Security & Telecommunications License Area**."

5.2.6 *Other Terms and Conditions*. Other than permitted penetrations for the use of Tenant's laboratory portion of the Demise Premises, in no event shall Tenant penetrate the roof or the roof's membrane in connection with the Security & Telecommunications License. Tenant shall have a reasonable right of access to the chases and electrical closets located in the Building for purposes of installing, repairing and maintaining the Related Equipment; provided, however, such access shall be subject to the prior reasonable approval of Landlord, which approval shall be deemed granted in the event that Tenant needs additional electrical service in the Building, which Tenant may install at Tenant's cost at any time, in accordance with all Laws. The Related Equipment to be installed in electrical closets shall not occupy more than a reasonable number of cubic inches. The plans and specifications shall include load factors, electrical platforms leading to Tenant's Security & Telecommunications Property and any other specifications as Landlord may require. Landlord may require that Tenant install screening devices and other improvements intended to visually screen Tenant's Security & Telecommunications Property.

5.3 Tenant's License Property; The License Areas. The Signage and Tenant's Security & Telecommunications Property are referred to herein, collectively, as "**Tenant's License Property**." The Signage License Area and the Security & Telecommunications License Area are referred to herein, collectively, as the "**License Areas**." The Signage License and the Security & Telecommunications License are referred to herein, individually, as a "**License**," and, collectively, as the "**Licenses**." Landlord makes no representations or warranties with respect to the License Areas, and Landlord shall have no liability of any kind or nature arising from or related to Tenant's License Property. Tenant accepts the License Areas in its "***AS IS***" condition.

5.4 Design and Installation.

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5.4.1 *Design*. Tenant must obtain Landlord's prior approval (which approval may be withheld or conditioned in Landlord's reasonable discretion) as to the Plans (as defined below) and all aspects of the design and installation of Tenant's License Property. At least 30 days prior to the date on which Tenant desires to begin installing Tenant's License Property, Tenant will deliver to Landlord drawings and specifications (the "**Plans**"), detailing ***(i)*** proposed equipment locations and cable routes, ***(ii)*** dimensions, weight, and material composition, ***(iii)*** methods of installation, attachment, and delivery, ***(iv)*** aesthetic specifications concerning the appearance of Tenant's License Property (including, without limitation, landscaping and Screening Devices (as defined below)), and ***(v)*** any other specifications as Landlord may reasonably require. Tenant will be responsible for installing any electrical outlets necessary to provide electricity to Tenant's License Property. Tenant agrees that Landlord may require certain aesthetic specifications concerning the appearance of Tenant's License Property. Without limiting the foregoing, Landlord may, as condition to Landlord's approval of all or any portion of Tenant's License Property, require that Tenant install, at Tenant's sole cost and expense, screens, fences, walls or other screening devices to visually screen Tenant's License Property (collectively, "**Screening Devices**"). Landlord's approval of Plans will not constitute a representation by Landlord that Plans comply with any Operational Requirements.

5.4.2 *Installation*. Installation of Tenant's License Property shall be performed ***(i)*** at the sole cost of Tenant, ***(ii)*** by a contractor reasonably approved by Landlord (provided, however, if any portion of Tenant's License Property is to penetrate a Building's roof, the roof membrane or any specialty stone or building material, then all such penetrations shall be made, at Tenant's expense, by Landlord's designated contractor(s)), ***(iii)*** in a good and workmanlike manner, and ***(iv)*** in accordance with all Plans, Operational Requirements, and reasonable construction rules of Landlord.

5.5 Electricity; Increases in Expenses. Tenant shall be solely responsible for and promptly pay all charges for the electricity consumed (if any) by Tenant's License Property. If the installation or operation of Tenant's License Property increases taxes, insurance premiums, or any other cost of operating or owning the Project, Tenant will pay such increase to Landlord within 15 days after receipt of an invoice from Landlord. Tenant will pay all Tenant-Specific Taxes assessed against or attributable to Tenant's License Property.

5.6 Permits and Operational Requirements; Interference.

5.6.1 *Permits and Operational Requirements*. Prior to commencing the installation of Tenant's License Property, Tenant shall, at Tenant's sole cost and expense, obtain each and every permit required in connection with Tenant's License Property, including, without limitation, approvals required by Operational Requirements. Landlord shall, at no cost to Landlord, use reasonable efforts to assist Tenant in obtaining the necessary permits and approvals. Landlord makes no representations or warranties with respect to zoning or any other Operational Requirements. "**Operational Requirements**" means the following, as the same may be amended from time to time: ***(i)*** all Laws (other than the representations regarding Applicable Environmental Laws contained in the Lease), ***(ii)*** requirements of Landlord's insurance carriers, the electricity provider for the Project, and any property owners' association or similar body (including, without limitation, any requirements imposed by the Inverness Planning and Architectural Control Committee pursuant to the Declaration of Protective

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Covenants for the Inverness Business Park), and *(iii)* the technical standards and rules and regulations of the Building.

5.6.2 *Interference*. If *(i)* any electromagnetic, radio frequency, or other emission (collectively, "**Interference**") from Tenant's License Property, which in the reasonable opinion of Landlord, materially and adversely affects the Building's structure or any Building Systems other than the use of the laboratory portion of the Demised Premises which may or may not interfere as disclosed herein, and *(ii)* Tenant does not correct the Interference within two (2) business days after receipt of telephonic or written notice from Landlord, Landlord may by written notice to Tenant require that Tenant shut down or disconnect the portion of Tenant's License Property causing such Interference until the Interference is remedied. Upon Landlord's notice of a violation of this Section 5.6.2 which is not permitted under the Lease, Tenant will immediately shut down the portion of Tenant's License Property causing such Interference and not resume operating Tenant's License Property (except for intermittent testing on a schedule approved by Landlord) until the Interference is corrected to the satisfaction of Landlord. If the Interference has not been corrected within 30 days after Landlord's notice, Landlord will have the right to terminate the license for the applicable Tenant's License Property.

5.7 **Operation and Repair of Tenant's License Property**. Tenant shall, at Tenant's sole cost and expense, *(a)* cause Tenant's License Property and the installation, maintenance, operation, and removal of Tenant's License Property to comply with the Operational Requirements, *(b)* maintain Tenant's License Property in a good and safe condition, and in such a manner so as not to conflict or interfere with the use of other facilities installed in the Project, *(c)* keep the License Area free from all trash and debris resulting from Tenant's operations, and *(d)* repair all damage to the License Area arising from Tenant's operations.

5.8 **Alterations**. Tenant shall not make any alterations, improvements or additions to Tenant's License Property or the License Area without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

5.9 **Surrender and Removal**. Tenant shall, at Tenant's sole cost and expense, remove the Tenant's License Property from the Project by the end of the Lease Term and surrender the License Area to Landlord in the same condition as on the commencement of the Lease Term. If Tenant fails to remove the Entrance Signage within 10 days after the end of the Lease Term, Landlord may remove, store, or dispose of the Entrance Signage in any manner Landlord deems appropriate at Tenant's expense

5.10 **Indemnities; Insurance**. The License Area will be considered to be part of the Demised Premises solely for the purposes of any indemnity, waiver, or obligation to defend contained in the Lease or of any insurance policy carried by Tenant. Tenant shall insure Tenant's License Property in accordance with the Lease.

5.11 **Repair and Maintenance of the License Areas**. Tenant acknowledges and agrees that Landlord may from time to time inspect, repair, replace or maintain the License Areas or parts thereof, or install additional improvements or fixtures on the License Areas. To the extent that Tenant's License Property needs to be dismantled, relocated, repaired or replaced in conjunction with such repairs, Landlord shall have no liability in connection therewith,

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including, without limitation, any interruption of availability of the License Areas; provided, however, Landlord shall use commercially reasonable efforts to minimize interference with, or disruption of, Tenant's License Property.

[signature page follows]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Rider 1 as of the Effective Date of the Lease.

LANDLORD:

By: ______________________

Name: A. Blake Williams

Title: Authorized Agent

TENANT:

PENFORD CORPORATION,
a Washington corporation

By: ______________________

Name: John R. Randall

Title: President

SIGNATURE PAGE

RIDER 1
BUILDING B, SUITE 200
345 INVERNESS DRIVE SOUTH
ENGLEWOOD, CO 80112
(PENFORD CORPORATION)

EXECUTION VERSION

EXHIBIT "E"

WORK LETTER

THIS WORK LETTER (this "**Work Letter**") is attached to and a part of that certain Lease dated March 5, 2014 (the "**Lease**"), by and between HINES REIT 345 INVERNESS DRIVE, LLC, a Delaware limited liability company ("**Landlord**") and PENFORD CORPORATION, a Washington corporation ("**Tenant**"). All references in this Work Letter to Sections of the "Work Letter" shall mean the relevant portions of Sections 1 through 5 of this Work Letter. Capitalized terms not otherwise defined in this Work Letter shall have the meanings given to such terms in the Lease.

SECTION 1
BASE BUILDING; LANDLORD WORK

1.1 Base Building. The "**Base Building**" means those portions of the Demised Premises and the Buildings which were in existence prior to the construction of Tenant's Work.

1.2 Landlord Work; Landlord's Conditional Floor-Leveling Work.

(a) Landlord Work. Except for Landlord's Conditional Floor-Leveling Work (as defined below), Landlord shall have no obligation for construction work or improvements on the Demised Premises, and Landlord's contribution to the construction and improvements consists only of (i) delivery of possession of the Demised Premises to Tenant in their "AS-IS" condition and with all existing faults, if any and (ii) the delivery to Tenant of the Tenant Improvement Allowance in accordance with the terms and conditions of the Lease and this Work Letter.

(b) Landlord's Conditional Floor-Leveling Work. Landlord has (i) disclosed to Tenant that portions of the floor of the Demised Premises are heaving and are not level, and (ii) provided Tenant with a copy of a Geotechnical Report dated August 11, 2013, prepared by CTL Thompson. Promptly following the date the Approved Working Drawings (as defined below) are finalized, Landlord shall, at Landlord's sole cost and expense, engage a licensed professional selected by Landlord to recommend the scope of work necessary to level the floor within the Demised Premises to within reasonable tolerances, taking into consideration the scope of Tenant's Work, which floor-leveling work may include, without limitation, applying a leveling product, damming window sills, and adjusting doors. The reasonable recommendations of such professional are referred to herein, collectively, as "**Landlord's Conditional Floor-Leveling Work**." Landlord shall, at Landlord's sole cost and expense, perform Landlord's Conditional Floor-Leveling Work and shall use commercially reasonable efforts to cause Landlord's Conditional-Floor Leveling Work to be performed in a manner that does not unreasonably interfere with Tenant's construction schedule. Landlord and Landlord's representative and contractors shall have the right to enter the Demised Premises at all reasonable times to perform Landlord's Conditional Floor-Leveling Work, and Tenant agrees that such entry and work shall not constitute an eviction of Tenant in whole or in part and that all Rent due and payable by Tenant under the Lease shall in no way be abated or reduced by reason of inconvenience, annoyance, disturbance or injury to business of Tenant due to such access, work, construction or otherwise.

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EXECUTION VERSION

SECTION 2
TENANT IMPROVEMENTS

2.1 **Tenant Improvement Allowance.** Landlord shall, subject to the terms and conditions of the Lease and this Work Letter, provide the Tenant Improvement Allowance to be applied to the cost of Tenant's Work. Tenant shall be entitled to the Tenant Improvement Allowance to be used for Tenant Improvement Allowance Items (as defined below). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in a total amount which exceeds the sum of the Tenant Improvement Allowance.

2.2 **Disbursement of the Tenant Improvement Allowance.**

(a) Tenant Improvement Allowance Items. The Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "**Tenant Improvement Allowance Items**"):

(i) Payment of the fees of the "Architect", the "Engineers," and the "Project Manager," as those terms are defined in Section 3.1 of this Work Letter, including, without limitation, all space planning fees and other design costs actually paid by Tenant (as documented by invoices);

(ii) The payment of plan check, permit and license fees relating to construction of Tenant's Work;

(iii) The cost of construction of Tenant's Work, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors' fees and general conditions;

(iv) The cost of any changes in the Base Building when such changes are required by the Construction Drawings (as defined below), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

(v) The cost of any changes to the Construction Drawings or Tenant's Work required by all applicable Laws, including, without limitation, all applicable building codes;

(vi) The costs of Landlord's engineer and any other consultants retained by Landlord in connection with Landlord's review of the Design Documents and Constructions Drawings;

(vii) If, any only if, Landlord is retained as the Project Manager, a fee to Landlord for its coordination and review of Tenant's Work in an amount equal to three percent (3%) of the total cost of Tenant's Work;

(viii) Subject to Section 2.2(b)(i) below, Discretionary Items (as defined below); and

(ix) Sales and use taxes.

(b) Personal Property; Unused Funds.

(i) Personal Property. Except as expressly set forth in this Section 2.2(b), in no event shall the Tenant Improvement Allowance include any costs of procuring or installing any trade fixtures, equipment, furniture, furnishings, telephone equipment, cabling for any of the foregoing or any other personal property (collectively, "**Personal Property**"), and the cost of

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EXECUTION VERSION

such Personal Property shall be paid by Tenant. Notwithstanding the foregoing, so long as no Default by Tenant is continuing under the Lease, Tenant shall be entitled to use up to $460,540.00 of the Tenant Improvement Allowance (the "**Discretionary Portion**"), based upon $10.00 per square foot of Floor Area of the Demised Premises, for the following (collectively, "**Discretionary Items**"): (A) Tenant's actual, documented costs and expenses of purchasing and installing cabling which is to be used exclusively within, or which exclusively services, the Demised Premises, (B) Tenant's actual, documented costs and expenses of purchasing and installing Tenant's furniture, fixtures and equipment which is to be used exclusively within, or which exclusively services, the Demised Premises including trade fixtures and security equipment, (C) Tenant's actual, documented costs and moving expenses incurred in connection with any moving activities undertaken by Tenant in connection with Tenant's Work, and (D) any termination fee actually paid by Tenant to Tenant's current landlord in order to terminate Tenant's existing lease with such landlord.

(ii) Unused Funds. Any unused portion of the Tenant Improvement Allowance upon completion of Tenant's Work (if any, the "**Unused Funds**") will not be refunded to Tenant or monies to which Tenant is entitled.

(c) Disbursement of the Tenant Improvement Allowance.

(i) Monthly Disbursements. During the construction of Tenant's Work, Landlord shall make periodic disbursements of the Tenant Improvement Allowance (less a ten percent (10%) retainage, herein the "**Retainage**") for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant in accordance with the terms and conditions of this Section 2.2(c); provided, however, in no event shall Landlord be required to make disbursements more than once monthly. From time to time as Tenant receives draw requests from the Contractor (as defined below) during the construction of Tenant's Work, or as Tenant pays Tenant Improvement Allowance Items to other of Tenant's Construction Agents (as defined below), Tenant shall deliver to Landlord, as a condition to the disbursement of all or any portion of the Tenant Improvement Allowance: (1) an executed request for payment of the Contractor, in a form reasonably acceptable to Landlord, detailing the portion of the work completed; (2) invoices from all of Tenant's Construction Agents for labor rendered and materials delivered to the Demised Premises; (3) executed unconditional partial mechanic's lien waivers and releases (conforming to the requirements of applicable Law) from all of Tenant's Construction Agents; and (4) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed, as between Landlord and Tenant, Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. Not more than thirty (30) days thereafter, Landlord shall deliver a check payable to Tenant, the Contractor or such other of Tenant's Construction Agents (as directed by Tenant in Tenant's disbursement request) in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2(c)(i), or (B) the balance of any remaining available portion of the Tenant Improvement Allowance (net of Retainage); provided, however, as a condition to the final disbursement of the remaining balance of the Tenant Improvement Allowance, including any Retainage (the "**Final Disbursement**"), Tenant shall deliver to Landlord, in addition to all other items set forth in this Section 2.2(c)(i), (y) an executed unconditional final mechanic's lien waiver and release (conforming to the requirements of applicable Law) from all of Tenant's Construction Agents and (z) a certificate from the Architect, in form and substance satisfactory to each Mortgagee, certifying that, as of the date of

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EXECUTION VERSION

the certificate, Tenant's Work has been completed in accordance with the Approved Working Drawings (as defined below). Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

(ii) Pro Rata Disbursements. Notwithstanding anything in this Tenant Work Letter to the contrary, if the estimated costs of Tenant's Work (the "**Total Estimated Construction Costs**") exceeds the Tenant Improvement Allowance, such excess shall be at Tenant's sole cost and expense and Landlord shall have the right to disburse the Tenant Improvement Allowance on a pro rata basis with respect to each disbursement of the Tenant Improvement Allowance as follows: Each pro rata disbursement of the Tenant Allowance shall be equal to the percentage obtained by dividing the Tenant Improvement Allowance by the Total Estimated Construction Costs and shall be multiplied by the total amount requested in Tenant's payment application to determine Landlord's then-current progress payment amount.

(iii) Limitations. Landlord's disbursement of the Tenant Improvement Allowance is subject to the limitations set forth in *Rider 1* of the Lease.

SECTION 3
CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner designated by Tenant (the "**Architect**") to prepare the Construction Drawings; provided, however, the Architect shall be reasonably satisfactory to Landlord and shall be licensed by the State of Colorado. Tenant shall retain the engineering consultants designated by Tenant (the "**Engineers**") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Demised Premises, which work is not part of the Base Building; provided, however, the Engineers shall be reasonably satisfactory to Landlord and shall be licensed by the State of Colorado; provided, further, however, that Landlord may retain, as an Tenant Improvement Allowance Item, its own engineer to review the Construction Drawings and consult with the Engineers regarding the same. Tenant may retain a project manager to oversee Tenant's Work (the "**Project Manager**"). The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "**Construction Drawings.**" All Construction Drawings shall be subject to Landlord's reasonable approval. Landlord shall advise Tenant, in writing, within five (5) business days after Landlord's receipt of the Construction Drawings if the same is unsatisfactory or incomplete in any respect (and specify in such written notice the unsatisfactory items). If Landlord fails to respond within the time period specified in this Section 3.1, Tenant may send a second notice (each, a "**Reminder Notice**") to Landlord requesting Landlord's approval. Landlord's failure to respond within two (2) business days after its receipt of a Reminder Notice shall be deemed as Landlord's approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same for quality, design, compliance with Laws or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and

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EXECUTION VERSION

consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in the Lease shall specifically apply to the Construction Drawings.

3.2 Final Working Drawings. Tenant shall supply the Architects and Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, HVAC requirements, electrical requirements and special electrical receptacle requirements for the Demised Premises, to enable the Engineers and the Architect to complete the Final Working Drawings (as defined below) in the manner as set forth below. Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for Tenant's Work and Architect shall compile a fully-coordinated set of architectural, structural (if required), mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "**Final Working Drawings**") and shall submit the same to Landlord for Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant, in writing, within five (5) business days after Landlord's receipt of the Final Working Drawings for Tenant's Work if the same is unsatisfactory or incomplete in any respect (and specify in such written notice the unsatisfactory items). If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith. If Landlord fails to respond within the time period specified in this Section 3.2, Tenant may send a Reminder Notice to Landlord requesting Landlord's approval. Landlord's failure to respond within two (2) business days after its receipt of a Reminder Notice shall be deemed as Landlord's approval.

3.3 Approved Working Drawings. The Final Working Drawings with the changes required by Landlord pursuant to Section 3.2 above, if any, shall be approved by Landlord within five (5) business days after the date Tenant delivers the revised Final Working Drawings to Landlord prior to the commencement of construction of Tenant's Work (the "**Approved Working Drawings**"). If Landlord fails to respond within the time period specified in this Section 3.3, Tenant may send a Reminder Notice to Landlord requesting Landlord's approval. Landlord's failure to respond within two (2) business days after its receipt of a Reminder Notice shall be deemed as Landlord's approval. Upon receipt by Tenant of the Approved Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Demised Premises and that obtaining the same shall be Tenant's sole responsibility; provided, however, that Landlord shall cooperate, at no cost to Landlord, with Tenant in executing permit applications and performing other ministerial acts necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant's Selection of Contractors.

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EXECUTION VERSION

(a) *The Contractor*. A general contractor shall be retained by Tenant to construct Tenant's Work. Such general contractor ("**Contractor**") shall be ***(i)*** subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, ***(ii)*** licensed in the State of Colorado and ***(iii)*** bonded and insured in accordance with the provisions of this Work Letter. Tenant agrees to use commercially reasonable efforts to obtain or cause to be obtained a "no lien" contract from the Contractor.

(b) *Tenant's Construction Agents*. Upon Landlord's written request, Tenant will request the Contractor to give Landlord a list of all subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, together with the Contractor, the Architect, the Engineers and the Project Manager, collectively, "**Tenant's Construction Agents**").

4.2 Construction of Tenant's Work by Tenant's Construction Agents.

(a) *Conditions for Tenant's Construction Agents and Tenant's Work*. Tenant and Tenant's Construction Agents' construction of Tenant's Work shall comply with the following: ***(i)*** Tenant's Work shall be constructed in accordance with the Approved Working Drawings and all Laws; and ***(ii)*** Tenant and Tenant's Construction Agents shall abide by all reasonable rules made by Landlord's property manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other lessees, and any other matter in connection with this Work Letter, including, without limitation, the construction of Tenant's Work.

(b) *Indemnity*. Tenant agrees to indemnify, protect, defend and hold Landlord and its Related Parties harmless against any and all Claims arising from or in any way related to ***(i)*** Tenant's Work, ***(ii)*** any negligence or willful misconduct of Tenant or Tenant's Construction Agents, or anyone directly or indirectly employed by any of them, ***(iii)*** Tenant's non-payment of any amount arising out of Tenant's Work and/or ***(iv)*** Tenant's disapproval of all or any portion of any request for payment from Tenant's Construction Agents. Such indemnity by Tenant shall also apply with respect to any and all Claims related in any way to Landlord's performance of any ministerial acts reasonably necessary (A) to permit Tenant to complete Tenant's Work and (B) to enable Tenant to obtain any building permit or certificate of occupancy for all or any portion of the Demised Premises.

(c) *Requirements of Tenant's Construction Agents*. Each of Tenant's Construction Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of Tenant's Work for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Construction Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of Tenant's Work, and/or the Building and/or the Common Areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to Tenant's Work shall be contained in the contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant

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EXECUTION VERSION

covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

(d) *Insurance Requirements*.

(i) ***General Coverages***. Tenant shall require of Contractor that all of Tenant's Construction Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in *Section 6.2* of the Lease.

(ii) ***Special Coverages***. Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of Tenant's Work, it being understood and agreed that Tenant's Work shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Construction Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

(iii) ***General Terms***. Certificates for all insurance carried pursuant to this Section 4.2(d) shall be delivered to Landlord before the commencement of construction of Tenant's Work and before Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. All policies carried under this Section 4.2(d) shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Construction Agents. All insurance, except Workers' Compensation, maintained by Tenant's Construction Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

(iv) ***Governmental Compliance***. Tenant's Work shall comply in all respects with the following: (A) the applicable building code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (B) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (C) building material manufacturer's specifications.

SECTION 5
GENERAL PROVISIONS

5.1 Tenant Representative. Tenant has designated Mike Patrick, Tenant's Vice President of Engineering, as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter, until further written notice to Landlord.

5.2 Landlord's Representative. Landlord has designated Liz Taylor of Hines as Landlord's sole representative with respect to the matters set forth in this Work Letter, who, until further

EXHIBIT "E" – PAGE 7

012676\0024\10818960.4

EXECUTION VERSION

notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

5.3 **<u>"As-Built" Drawings and Specifications</u>.** A CADD-DXF diskette file and a set of mylar reproducibles of all "as-built" drawings and specifications of the Demised Premises (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) prepared by all of Tenant's Construction Agents shall be delivered by Tenant to Landlord, at Tenant's expense, within thirty (30) days after the completion of Tenant's Work.

5.4 **<u>Force and Effect</u>.** The terms and conditions of this Work Letter supplement the Lease and shall be construed to be a part of the Lease and are incorporated in the Lease. Without limiting the generality of the foregoing, any default by any party hereunder shall have the same force and effect as a default under the Lease. Should any inconsistency arise between this Work Letter and the Lease as to the specific matters which are the subject of this Work Letter, the terms and conditions of this Work Letter shall control.

[signature page follows]

EXHIBIT "E" – PAGE 8

012676\0024\10818960.4

EXECUTION VERSION

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter as of the Effective Date of the Lease.

LANDLORD:

By: [signature]

Name: A. Blake Williams
Authorized Agent

Title: ______________________

TENANT:

PENFORD CORPORATION,
a Washington corporation

By: [signature]

Name: John R. Randall

Title: President

EXHIBIT "E"
SIGNATURE PAGE

WORK LETTER
BUILDING B, SUITE 200
345 INVERNESS DRIVE SOUTH
ENGLEWOOD, CO 80112
(PENFORD CORPORATION)

EXHIBIT B

Subleased Premises